UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Olympic Steel, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Olympic Steel, Inc., 5096 Richmond Road Bedford Heights, OH 44146 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2012 Annual Meeting of Shareholders of Olympic Steel, Inc. to be held at the University Club of Chicago, 76 E. Monroe, Chicago, Illinois 60603, on May 3, 2012 at 10:00 a.m. CDT. We are pleased to enclose the notice of the 2012 Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to: (1) approve the election of Directors nominated by the Board of Directors; (2) ratify the selection of Olympic Steel Inc.’s independent auditors for the year ending December 31, 2012; (3) approve, on an advisory basis, our named executive officer compensation; and (4) reapprove the material terms for performance-based awards for Section 162(m) purposes under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan. Your Board of Directors unanimously recommends that you vote “FOR” all of the proposals. Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

Michael D. Siegal

Chairman and Chief Executive Officer

March 30, 2012

Olympic Steel, Inc., 5096 Richmond Road Bedford Heights, OH 44146 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2012

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation, which is referred to as the Company, will be held on May 3, 2012, at the University Club of Chicago, 76 E. Monroe, Chicago, Illinois 60603, at 10:00 a.m. CDT, for the following purposes:

1. To elect the following Directors to the class whose two-year term will expire in 2014: David A. Wolfort, Ralph M. Della Ratta, Dirk A. Kempthorne and Howard L. Goldstein;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2012;

3. To approve, on an advisory basis, our named executive officer compensation;

4. To reapprove the material terms for performance-based awards for Section 162(m) purposes under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan; and

5. To transact any other business properly brought before the 2012 Annual Meeting of Shareholders or any adjournment or postponement of the 2012 Annual Meeting of Shareholders.

Only shareholders of record of the Company’s common stock on the books of the Company at the close of business on March 14, 2012 will be entitled to vote at the 2012 Annual Meeting or any adjournment or postponement of the 2012 Annual Meeting.

Your vote is important. All shareholders are invited to attend the 2012 Annual Meeting in person. However, to ensure your representation at the 2012 Annual Meeting, please mark, date and sign the enclosed proxy, and return it promptly in the enclosed envelope. Any shareholder attending the 2012 Annual Meeting may vote in person even if the shareholder returned a proxy.

By Order of the Board of Directors

Christopher M. Kelly

Secretary

Cleveland, Ohio

March 30, 2012

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and can be returned in the enclosed envelope, which requires no postage if mailed in the United States.

-i-

2012 ANNUAL MEETING

May 3, 2012

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about March 30, 2012, to the shareholders of Olympic Steel, Inc., which is referred to as the Company, in connection with the solicitation by the Company’s Board of Directors, which is referred to as the Board, of the enclosed form of proxy for the 2012 Annual Meeting of Shareholders, which is referred to as the Annual Meeting, to be held on May 3, 2012, at the University Club of Chicago, 76 E. Monroe, Chicago, Illinois 60603, at 10:00 a.m. CDT. Pursuant to the Title XVII, Chapter 1701 of the Ohio Revised Code, any shareholder signing and returning the enclosed proxy has the power to revoke it by giving notice of such revocation to the Company in writing or in the open meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by proxy of at least a majority of the outstanding shares of the common stock of the Company, which we refer to as the Common Stock, entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum has been achieved.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. Although the Company has not retained a proxy solicitor to aid in the solicitation of proxies, it may do so in the future if the need arises, and does not believe that the cost of any such proxy solicitor will be material. In addition to solicitation of proxies by mail, certain Directors, officers and other employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their out-of-pocket expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of: (1) electing the following Directors to the class whose two-year term will expire in 2014: David A. Wolfort, Ralph M. Della Ratta, Dirk A. Kempthorne and Howard L. Goldstein; (2) ratifying the selection of PricewaterhouseCoopers LLP, which is referred to as PwC, as the Company’s independent auditors for the year ending December 31, 2012; (3) approving, on an advisory basis, our named executive officer compensation; (4) reapproving the material terms for performance-based awards for Section 162(m) purposes under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan; and (5) transacting such other business as may properly come before the Annual Meeting and any adjournments thereof.

The persons named in the enclosed proxy have been selected by the Board and will vote Common Stock represented by valid proxies. Unless otherwise indicated in the enclosed proxy, they intend to vote “FOR” the election of the Director-nominees named herein, “FOR” the ratification of the selection of PwC as the Company’s independent auditors for the year ending December 31, 2012, “FOR” the approval, on an advisory basis, of our named executive officer compensation and “FOR” the reapproval of the material terms for performance-based awards for Section 162(m) purposes under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan.

VOTING SECURITIES

The Board has established the close of business on March 14, 2012 as the record date for determining shareholders entitled to notice of the Annual Meeting and to vote. On that date, 10,909,099 shares of Common Stock were outstanding and entitled to one vote per share on all matters properly brought before the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of eight members and is divided into two classes, whose members serve for a staggered, two-year term. The term of one class, which currently consists of four Directors, expires in 2013; the term of the other class, which also consists of four Directors, expires in 2014.

The Board has nominated David A. Wolfort, Ralph M. Della Ratta, Dirk A. Kempthorne and Howard L. Goldstein to be elected as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2014 Annual Meeting of Shareholders.

At the Annual Meeting, the shares of Common Stock represented by valid proxies, unless otherwise specified, will be voted to elect the Director-nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the proxies will be voted for the election of such other person as may be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of Directors. Certain information regarding each of the Company’s current Directors, including his or her principal occupation and directorships during the past five years, is set forth below.

DIRECTOR NOMINEES

David A. Wolfort, age 59, joined the Board in 1987. He became Chief Operating Officer of the Company in 1995 and assumed the role of President in 2001. Mr. Wolfort serves as a member of the United States Industry Trade Advisory Committee on Steel. He previously served on the board of directors of the Metals Service Center Institute, or MSCI, a metals industry trade association and was a past Chairman of both the MSCI Political Action Committee and the MSCI Government Affairs Committee. He is also a regional board member of the Northern Ohio Anti-Defamation League, a Trustee of Ohio University and a Trustee of the Musical Arts Association (Cleveland Orchestra). With his years of experience at the Company, Mr. Wolfort brings to the Board a wealth of knowledge concerning the Company’s business operations and the competitive landscape of the metals industry.

Ralph M. Della Ratta, age 58, joined the Board in 2004. Since 2004, he has served as the Founder and Managing Director of Western Reserve Partners LLC, an investment banking firm. Prior to this time, Mr. Della Ratta was the Senior Managing Director of Max Ventures, LLC, a venture capital firm, and the Senior Managing Director and Manager of the Investment Banking Division of McDonald Investments, Inc., an investment banking firm. Mr. Della Ratta serves on the board of directors of Western Reserve Partners LLC, McCormack Advisors International, a wealth management firm, and NDI, Inc., a business software company. Having served for most of his professional career in the investment banking industry, Mr. Della Ratta provides valuable financial knowledge as a member of the Board and the Audit and Compliance Committee, and as Chairman of the Nominating Committee.

Dirk A. Kempthorne, age 60, joined the Board in 2010. He served as the Mayor of Boise, Idaho from 1986 to 1993, a United States Senator from Idaho from 1993 to 1999 and Governor of Idaho from 1999 to 2006. He also served as the 49th Secretary of the U.S. Department of the Interior from 2006 to 2009. Mr. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009 and has served as the President & Chief Executive Officer of the American Council of Life Insurers, an insurance industry trade association, since 2010. Since 2009, Mr. Kempthorne has also served on the board of directors of FMC Corporation, a global chemical company. With his commitment to public service and his recognized national leadership, Mr. Kempthorne provides important contributions and insights as a member of the Board and the Nominating Committee as we execute our strategic growth initiatives.

Howard L. Goldstein, age 59, joined the Board in 2004. He has been a partner with Appelrouth, Farah & Co., a full service accounting and international business advisory firm, since 2012. Mr. Goldstein was previously the Managing Director of Mallah Furman, a certified public accounting firm, and had been a Senior Partner for over 25 years. Mr. Goldstein is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Florida Board of Accounting, the New Jersey Board of Certified Public Accountants and the New Jersey Institute of Certified Public Accountants. As a certified public accountant, Mr. Goldstein’s broad knowledge and deep understanding of accounting principles and financial reporting rules and regulations make him a valuable asset as a member of the Board and the Audit and Compliance Committee. Mr. Goldstein’s experience with the Company has also made him a valued member of the Compensation Committee and the Nominating Committee.

DIRECTORS WITH TERMS THAT EXPIRE IN 2013

Michael D. Siegal, age 59, joined the Board in 1984. He became Chief Executive Officer of the Company in 1984 and assumed the role of Chairman of the Board in 1994. Mr. Siegal serves on the board of directors of University Hospitals of Cleveland and the Rock and Roll Hall of Fame Museum. He is also the Chairman of the Jewish Federation of Cleveland. Mr. Siegal has previously served on the board of directors of the MSCI. With nearly 28 years of executive experience at the Company, Mr. Siegal possess proven managerial skills and firsthand knowledge of nearly every aspect of the Company’s business operations. As a member of the founding family of the Company, Mr. Siegal also brings to the Board knowledge and understanding of the evolution of a family business into a successful public company. Mr. Siegal is also a substantial long-term shareholder of the Company.

Arthur F. Anton, age 54, joined the Board in 2009. Since 2004, Mr. Anton has served as the President and Chief Executive Officer of the Swagelok Company, a fluid systems technologies company. Since 1998, Mr. Anton has served in the following positions at the Swagelok Company: President and Chief Operating Officer, from 2001 to 2004; Executive Vice President, from 2000 to 2001; and Chief Financial Officer, from 1998 to 2000. He is a former Partner of Ernst & Young LLP, a professional services organization. Since 2006, Mr. Anton has served on the board of directors of The Sherwin-Williams Company, a coatings manufacturer. He also serves on the board of directors of University Hospitals Health System, a regional health system, and Forest City Enterprises, Inc., a conglomerate corporation engaged in real estate development, sales, investment and construction. As the head of a large private corporation, Mr. Anton provides valuable insight into the successful operation of a business, which serves him well as a member of the Board, Chairman of the Audit and Compliance Committee and as a member of the Compensation Committee. As a former partner at Ernst & Young LLP and a member of the audit committee of The Sherwin-Williams Company and Forest City Enterprises, Inc., Mr. Anton possesses a detailed understanding of accounting principles and practice.

Donald R. McNeeley, age 58, joined the Board in 2011. Since 1990, he has served as the President and Chief Operating Officer of Chicago Tube & Iron Company, or CTI, a fabricator of metal tubing, pipe, bar, valves and fittings and pressure parts that is now a subsidiary of the Company. He is also an adjunct professor at Northwestern University. Mr. McNeeley serves on the board of directors of Vail Rubber Industries, a manufacturer of industrial roll coverings, and Saulsbury Industries, an engineering and construction company to heavy-industrial markets. He is also the Chair of the audit committee of Saulsbury Industries. Mr. McNeeley’s years of experience at CTI, as well as his academic background, provide a wealth of knowledge regarding the steel pipe and tubing industry, making him a valuable member of the Board.

James B. Meathe, age 54, joined the Board in 2001. Since 2005, he has served as Managing Partner of Walloon Ventures, a real estate development and custom home building firm. Prior to this time, Mr. Meathe served as Vice Chairman from 2004 to 2005 and President and Chief Operating Officer from 2003 to 2004 of Palmer & Cay, Inc., an insurance and brokerage firm, and as Managing Director and Chairman Midwest Region of Marsh Inc., a risk and insurance services firm, from 1999 to 2002. He also served on the board of directors and was a member of the compensation committee of Boykin Lodging Company, a hotel management group, from 2003 until its sale in 2006. With his prior experience in the insurance and risk management industries, Mr. Meathe provides a unique perspective as a member of the Board and as Chairman of the Compensation Committee.

The Board recommends a vote “FOR” David A. Wolfort, Ralph M. Della Ratta,

Dirk A. Kempthorne and Howard L. Goldstein for election to the class of directors whose two-year term will expire in 2014.

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

The Board held four regularly scheduled meetings and two telephonic meetings in 2011. The Board has a standing Audit and Compliance Committee, Compensation Committee and Nominating Committee. The Audit and Compliance Committee, Compensation Committee and Nominating Committee held four, four and two meetings, respectively, in 2011. The committees receive their authority and assignments from, and report to, the Board.

All of the current Directors attended at least seventy-five percent of the applicable Board and committee meetings held during 2011. In addition to holding regular Board and committee meetings, the Board members and committee members also reviewed and considered matters and documents and communicated with each other apart from the meetings. Additionally, all non-management members of the Board meet separately without members of management present at every regularly scheduled Board meeting.

The Board determines the independence of each Director and each Director-nominee in accordance with the independence standards set forth in the listing requirements of the Nasdaq Stock Market. The Board has determined that Messrs. Della Ratta, Kempthorne, Anton, Goldstein and Meathe are independent Directors, as defined in the Nasdaq Stock Market listing requirements.

Audit and Compliance Committee.    The Audit and Compliance Committee is chaired by Mr. Anton and also consists of Messrs. Della Ratta and Goldstein. The Audit and Compliance Committee is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent auditors. Each committee member is an “independent director” as defined in the Nasdaq Stock Market listing requirements and applicable rules of the Securities and Exchange Commission, which we refer to as the SEC. Mr. Anton has been designated by the Board as the “audit committee financial expert” under SEC rules and satisfies the Nasdaq’s professional experience requirements. The Audit and Compliance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.    The Compensation Committee is chaired by Mr. Meathe and also consists of Messrs. Goldstein and Anton. Mr. Anton joined the Compensation Committee in 2011. Each committee member is an “independent director” as defined in the Nasdaq Stock Market listing requirements. The primary purposes of the Compensation Committee are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to administer our equity-based or equity-linked compensation plans, bonus plans, supplemental executive retirement plan and deferred compensation plans after consultation with management. The Compensation Committee reviews and recommends to the Board for approval the base salary, annual bonus, long-term incentive compensation and other compensation, perquisites and special or supplemental benefits for our Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations concerning our employee benefit policies and has authority to administer our equity compensation plans. The Compensation Committee has the authority to hire compensation consultants and legal, accounting, financial and other advisors, as it deems necessary to carry out its duties. Management assists the Compensation Committee in its administration of the executive compensation program by recommending individual and Company goals and by providing data regarding performance. In prior years, our Compensation Committee engaged Towers Watson, a global professional services firm that provides human resources consulting services, as an outside independent compensation consultant to advise the Compensation Committee on our compensation program. In September 2010, Towers Watson spun-off Pay Governance LLC, which we refer to as Pay Governance. Pay Governance will continue the executive compensation consulting practice formerly conducted by Towers Watson and references herein to Pay Governance refer to Towers Watson for the period prior to the spin-off. The Compensation Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating Committee.    The Nominating Committee is chaired by Mr. Della Ratta and also consists of Messrs. Kempthorne and Goldstein. This committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The Nominating Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Each committee member is an “independent director” as defined in the Nasdaq Stock Market listing requirements.

BOARD AND COMMITTEE POLICIES

Shareholder Communications.    Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, Ohio 44146. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of our Secretary, who will forward any communications directly to the Board or the individual Director(s) specified in the communication.

Director Nominations Process.    The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating Committee. The Nominating Committee also may, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level executives, individuals personally known to members of the Board and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the suitability of the candidates, the Nominating Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service and other commitments. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole and of committees of the Board.

The Nominating Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2013 Annual Meeting may do so by providing written notice to us in care of our Secretary no later than December 30, 2012. Such recommendation must include the information required of Director-nominations by our Amended and Restated Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating Committee and the Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Board Leadership and Risk Oversight.    Michael D. Siegal serves as both the Company’s Chairman of the Board and the Company’s Chief Executive Officer. The Board has no policy with respect to the separation of these offices. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to consider it each time that it elects the Chief Executive Officer. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time. The Board currently does not have a lead independent Director.

As both a Director and officer, Mr. Siegal fulfills a valuable leadership role that the Board believes is essential to the continued success of the Company’s business operations. Mr. Siegal has served the Company in an executive role for 28 years, and the experience and deep knowledge base he brings to both positions are invaluable. In the Board’s opinion, Mr. Siegal’s dual role enhances the Company’s ability to coordinate long-term strategic direction with important business opportunities at the operational level and enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent Directors.

The Board generally oversees the Company’s risk management directly and through the Audit Committee. The Board regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, facilities and operations. Additionally, the Audit Committee also reviews risks relating to the Company’s financial statements and financing arrangements. The Board believes that this approach provides appropriate checks and balances against undue risk taking and that the Board’s leadership structure supports its risk oversight function.

Annual Meeting Attendance.    The Board does not have a formal policy with regard to Directors’ attendance at the Annual Meeting. However, because a Board meeting usually precedes the Annual Meeting, all Directors are urged to attend. Last year, all Directors were present at the Annual Meeting.

CODE OF ETHICS

We have adopted a Business Ethics Policy. The full text of the Business Ethics Policy is available through the “Investor Relations” section of our website under the “Corporate Governance” option at www.olysteel.com. The Business Ethics Policy applies not only to our executive and financial officers, but also to all of our employees. We intend to disclose any amendments to the Business Ethics Policy, and all waivers of the Business Ethics Policy relating to our Chairman and Chief Executive Officer, Chief Financial Officer and President and Chief Operating Officer by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 14, 2012 (unless otherwise indicated) by each person or entity known to us to beneficially own 5% or more of the outstanding Common Stock based upon information furnished to us or derived by us from publicly available records.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
Royce & Associates, LLC(2) 745 Fifth Avenue New York, NY 10151	1,468,397	13.47%

Michael D. Siegal(3) 5096 Richmond Road Cleveland, OH 44146	1,260,850	11.55%

Piper Jaffray Companies(4) 800 Nicollet Mall, Suite 800 Minneapolis, MN 55402	996,364	9.14%

Dimensional Fund Advisors LP(5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	788,131	7.23%

BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	756,116	6.93%

Goldman Sachs Asset Management(7) 200 West Street New York, NY 10282	687,853	6.30%

(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 14, 2012 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on Schedule 13G filed with the SEC on January 19, 2012 describing ownership as of December 31, 2011.

(3)	Includes 4,000 shares issuable upon the exercise of options exercisable within 60 days after March 14, 2012.

(4)	Based on Schedule 13G filed with the SEC on February 14, 2012 describing ownership as of December 31, 2011.

(5)

Based on Schedule 13G filed with the SEC on February 14, 2012 describing ownership as of December 31, 2011, which Schedule specifies that Dimensional Fund Advisors LP has sole voting power with respect to 765,895 of these shares, has sole investment power with respect to all of these shares and has shared voting or investment power with respect to none of these shares.

(6)	Based on Schedule 13G filed with the SEC on February 13, 2012 describing ownership as of December 31, 2011.

(7)

Based on Schedule 13G filed with the SEC on February 10, 2012 describing ownership as of December 31, 2011, which Schedule specifies that Goldman Sachs Asset Management has shared voting power with respect to 662,429 of these shares, has shared investment power with respect to all of these shares and has sole voting or investment power with respect to none of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 14, 2012 by each of our Directors, each of the Executive Officers named in the summary compensation table included herein, whom we refer to as the named executive officers, and all the Directors and Executive Officers as a group.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
Michael D. Siegal(2)	1,260,850	11.55%
David A. Wolfort(2)(13)	425,250	3.90%
Donald R. McNeeley	54,000	*
Richard T. Marabito(3)	27,420	*
Richard A. Manson(4)	7,795	*
Esther Potash(5)	7,162	*
James B. Meathe(6)(7)	25,200	*
Howard L. Goldstein(7)(8)	24,000	*
Ralph M. Della Ratta(7)(9)	13,190	*
Arthur F. Anton(10)	4,600	*
Dirk A. Kempthorne(11)	1,800	*
All Directors, Director Nominees and Executive Officers as a group (11 persons)(12)	1,851,267	16.87%

*	Less than 1%

(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 14, 2012 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes 4,000 shares issuable upon the exercise of options within 60 days of March 14, 2012.

(3)	Includes 3,500 shares held in various trusts for the benefit of Mr. Marabito’s children. Also includes 4,170 shares issuable upon the exercise of options within 60 days of March 14, 2012.

(4)	Includes 1,000 shares issuable upon the exercise of options within 60 days of March 14, 2012. Also includes 2,075 shares held in individual retirement accounts for Mr. Manson and his spouse.

(5)	Includes 2,334 shares issuable upon the exercise of options within 60 days of March 14, 2012.

(6)	Includes 5,000 shares issuable upon the exercise of options within 60 days of March 14, 2012.

(7)

Includes 9,000 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(8)	Includes 12,000 shares issuable upon the exercise of options within 60 days of March 14, 2012.

(9)	Includes 2,000 shares issuable upon the exercise of options within 60 days of March 14, 2012. Also includes 600 shares held in a trust for the benefit of Mr. Della Ratta’s children.

(10)

Includes 3,600 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(11)

Includes 1,800 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(12)

Includes 34,504 shares issuable upon the exercise of options within 60 days of March 14, 2012 and 32,400 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(13)	Also includes 30,000 shares pledged as security by Mr. Wolfort.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Act of 1934, as amended, which is referred to as the Exchange Act, requires the Company’s officers and Directors, and persons who own greater than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership to the SEC. Officers, directors and more than 10% shareholders are required by the SEC to furnish to the Company copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2011 and Forms 5 and amendments thereto furnished to the Company with respect to 2011, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company’s officers and Directors were timely made.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are a leading U.S. metals service center with over 57 years of experience. Our primary focus is on the direct sale and distribution of large volumes of processed carbon, coated, aluminum and stainless flat-rolled sheet, coil and plate products. Commencing with the July 1, 2011 acquisition of CTI, we also distribute metal tubing, pipe, bar, valves and fittings and we fabricate pressure parts supplied to various industrial markets. We operate as an intermediary between metal producers and manufacturers that require processed metal for their operations. As further discussed in this section, our compensation and benefit programs are designed to reward our employees when they help us achieve business objectives.

The following are the highlights of our executive compensation program for 2011:

¡	Upon the acquisition of CTI on July 1, 2011, Donald R. McNeeley, the President of CTI, was added to our Board of Directors and became an executive officer.

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The base salaries of three executive officers were changed pursuant to new employment agreements that were entered into during 2011, while the base salaries of the other three executive officers remained unchanged from 2010;

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Our incentive plans, which are tied directly to profitability and other performance factors, are functioning as designed, as our most senior executive officers earned incentives in 2011 that were directly tied to our level of profitability; and

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Performance restricted stock units awards that were previously granted to our senior management team in 2009 lapsed without vesting and earning actual shares of stock, as minimum long-term performance measurements were not met.

At our 2011 Annual Meeting, we received approximately 96% approval, based on the total votes cast, for our initial advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2011 voting results at its meetings, and while the Compensation Committee believes the voting results demonstrate significant support for our overall executive pay program, the Compensation Committee remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, the Compensation Committee continued implementation of the executive pay practices described below.

The following discussion and analysis of our 2011 executive compensation, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives. The Compensation Committee’s strategy for achieving these goals is to:

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provide each named executive officer with total compensation that is competitive compared to compensation for similarly situated executives in public and privately-held metal and metal-related companies, and similar-sized non-metal companies, in order to attract, motivate and retain highly qualified executives;

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reward performance under a cash incentive plan that provides the potential for a substantial reward through the payment of a significant incentive that increases as our profits increase, but provides reduced incentive payments during periods when profits decrease or when we do not achieve our business objectives; and

¡	provide short- and long-term incentives that appropriately align the compensation interests of our executives with the investment interests of our shareholders in increasing shareholder value.

Role of Compensation Committee and Management

Our Compensation Committee is responsible for setting and administering the policies and plans that govern the base salaries, incentives and other compensation elements for our Chairman and Chief Executive Officer and the other executive officers named in the 2011 Summary Compensation Table, whom we refer to as our named executive officers.

Management has a minor role in helping the Compensation Committee administer the executive compensation program by recommending individual and Company performance goals, including offering suggestions for key metrics for use in our incentive program, and by providing data regarding actual performance. Otherwise, management is not involved in establishing executive compensation. In prior years, the Compensation Committee engaged Pay Governance, a global professional services firm that provides human resources consulting services, as a compensation consultant to advise the Compensation Committee on our compensation program.

Role of Compensation Consultant

Generally, Pay Governance’s role in the executive compensation program is to compare the base salaries, annual cash incentive awards and long-term compensation of our named executive officers to the compensation paid to executives in similar positions both within and outside the metal service center industry in order to provide market “benchmarks” for the Compensation Committee to assess in evaluating and determining the compensation of our named executive officers. Historically, Pay Governance has compiled compensation data for a group of metal and metal-related companies.

The Compensation Committee has historically used the peer group of metal-related companies, together with other similar-sized, high-performing manufacturing companies, as a peer group in analyzing the competitiveness of our executive compensation.

In the fiscal year ended December 31, 2011, Pay Governance did not provide us with any services.

Compensation Allocation

Our executive compensation program consists of three primary components: base salary, annual cash incentive payouts and long-term compensation in the form of equity-based awards. We also provide our executives with the opportunity to participate in a 401(k) retirement and profit-sharing plan, and a non-qualified defined contribution plan. Certain health, disability and life insurance and other customary fringe benefits also are available to our named executive officers, who participate in these fringe benefits on substantially the same basis as our other employees. Each named executive officer also has entered into an agreement with us that provides for certain benefits upon a change in control.

In determining the relative allocation of these elements of compensation, the Compensation Committee seeks to provide an amount of long-term compensation, both in the form of equity and cash incentives, that is sufficient to align the interests of our executives with those of our shareholders, while also providing adequate short-term compensation, primarily in the form of cash, to attract and retain talented executives. The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for our Chief Executive Officer and other named executive officers. While the Compensation Committee considers our financial and operating performance, the Compensation Committee generally does not apply any specific quantitative formula in making base salary decisions, except with respect to the cash incentive award opportunities, as described below. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify — such as individual performance — and, accordingly, recognizes qualitative factors that include successful supervision of major corporate projects and demonstrated leadership ability.

The Compensation Committee believes that the elements of the executive compensation program discussed below advance our business objectives and the interests of our shareholders by attracting and retaining the executive leadership necessary for growth and motivating our executives to increase shareholder value.

Elements of Compensation

Base Salaries.    The annual base salary of our named executive officers is based upon an evaluation of their significant contributions against established objectives as individuals and as a team, as determined by the Compensation Committee. The base salaries for Messrs. Siegal, Wolfort, Marabito and McNeeley are subject to minimum amounts established in accordance with their respective employment agreements. As noted above, when establishing base salaries for our named executive officers, the Compensation Committee considers the cash compensation offered by companies in other metal and metal-related companies, as well as other similar sized companies outside of the metal industry, and obtains the recommendations of Pay Governance and management in order to determine the range of the base salaries. As mentioned above, the Compensation Committee also considered recommendations from Mr. Siegal in determining salary levels for our other named executive officers. As discussed further in the next paragraph, the Compensation Committee reviews the base salaries of our named executive officers on an individual basis periodically, rather than annually, and determines the base salary of our named executive officers after considering the above factors and the individual’s particular talents, skills, experience, industry knowledge and functional responsibilities and duties. The Compensation Committee does not consider whether an individual named executive officer has earned any incentive compensation in prior years in determining base salaries.

The base salaries paid to our named executive officers in 2011 were reviewed and approved by the Compensation Committee, and the amounts paid are reflected in the 2011 Summary Compensation Table. The base salary of Mr. Wolfort was increased to $700,000 per year in April 2011 in conjunction with his new employment agreement. Upon the acquisition of CTI in July 2011, we entered into an employment agreement with Mr. McNeeley which provides for a base salary of $575,000 per year. The base salary of Mr. Marabito was increased to $450,000 per year in December 2011 in conjunction with his new employment agreement. The base salaries of Messrs. Siegal and Manson and Ms. Potash remain unchanged from 2010. The Compensation Committee believes that the salaries of each of our named executive officers are reasonable when measured against the range of base salaries offered by other companies in the peer group reviewed by the Compensation Committee and in light of our performance in 2011.

Annual Cash Incentive Compensation.    We believe that a significant portion of the compensation paid to our named executive officers should be based on our annual performance, so that the executives are appropriately motivated to maximize our operating performance each year. We have established our Senior Management Compensation Program to provide our executives, including our named executive officers, with the opportunity to earn an annual cash incentive payout. The objectives of our Senior Management Compensation Program include:

¡	promoting profitability;

¡	controlling expenses;

¡	providing a safe work environment for our employees;

¡	strategically managing assets;

¡	growing the Company;

¡	holding participants accountable to their budgets;

¡	aligning participants’ interests with those actions that create value for shareholders; and

¡	putting compensation at risk based on annual performance and deferred payouts.

Under our Senior Management Compensation Program, our named executive officers, excluding Mr. McNeeley, receive a cash incentive award based on our pre-tax income results for the most recently completed fiscal year. Cash incentive award amounts earned based on pre-tax income results may then either be increased or reduced based on our annual performance in certain key metrics established in advance by the Compensation Committee, which key metrics may change from year to year and include safety, inventory turnover, expense control, reduction of aged inventory, days sales outstanding, achieving operating budgets and tonnage growth. In this way, award amounts under the Senior Management Compensation Program are directly tied to our performance, so that the participants have the opportunity to earn significant cash incentive awards for years in which we perform well, but also bear the risk of earning little or no cash incentive compensation for years in which we perform below expectations. Amounts earned under the Senior Management Compensation Program are paid out in three installments over a two-year period following the year in which the cash incentive was earned in order to increase the Senior Management Compensation Program’s retention value and encourage the executives not to compete with us in the event their employment is terminated prior to completion of the payment period. The timetable for these payments is further described in the footnotes to the 2011 Summary Compensation Table. Mr. McNeeley receives a cash incentive that is directly tied to the ratio of CTI’s actual operating profit to its budgeted operating profit.

As in past years, in 2011, the Compensation Committee granted an annual cash incentive award opportunity for each of Messrs. Siegal, Marabito and Wolfort of 1.5% of our consolidated pre-tax income, and for each of Ms. Potash and Mr. Manson of 0.5% of our consolidated pre-tax income. The Compensation Committee set the annual cash incentive payout amounts for Messrs. Siegal, Wolfort and Marabito, in light of their significant functional responsibilities and duties and their positions as the most senior-level executives, at three times those established for Mr. Manson and Ms. Potash. For 2011, our pre-tax income was $37.5 million. Amounts earned based on pre-tax income results were either increased or reduced based on our performance in other key metrics, which for 2011 was expense control. For 2011, based solely on the Company’s pre-tax income, Messrs. Siegal, Wolfort and Marabito each earned an annual cash incentive of $562,260 and Mr. Manson and Ms. Potash each earned an annual incentive of $187,429. The expense control key metric was not met for 2011, and the incentives of Messrs. Siegal, Wolfort and Marabito were each reduced by $33,001 and the incentives of Mr. Manson and Ms. Potash were each reduced by $11,000.

In connection with his employment agreement, Mr. McNeeley has the opportunity to earn an annual cash incentive of up to 120% of his annual base salary. The incentive is tied to the actual operating profit of CTI as compared to budgeted operating profit. For the period of July 1, 2011 through December 31, 2011, Mr. McNeeley earned an incentive of $307,721, or 107% of his base salary.

Long-Term Equity-Based Compensation.    The Compensation Committee believes that equity-based compensation awards are an appropriate means of aligning the interests of our executives with those of our shareholders by rewarding our executives based on increases in the prices of our Common Stock. Like base salary and the annual cash incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s job responsibilities, performance, potential for increased responsibility and contributions, leadership ability and commitment to our strategic efforts. The timing and amount of previous awards to, and held by, the executive is reviewed, but is only one factor considered by the Compensation Committee in determining the size of any equity-based award grants.

Equity-based compensation awards are granted under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan, which is referred to as the Incentive Plan. The Incentive Plan authorizes us to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, and other stock- and cash-based awards to our employees, Directors and consultants.

For more information about our Incentive Plan and awards under that plan for 2011, see the 2011 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2011 Fiscal Year-End Table and the accompanying narratives below.

On December 30, 2011, the Board granted restricted stock units to Messrs. Siegal, Wolfort and Marabito equal in value to their base salary. The restricted stock units will vest on January 1, 2017. Restricted stock unit awards will convert into the right to receive shares of Company Common Stock upon the executive’s retirement, or earlier upon the executive’s death or disability or a change in control of the Company.

In recognition of the cash compensation voluntarily waived by our named executive officers in 2009, the Compensation Committee approved a grant of restricted stock units to each of our named executive officers effective as of January 4, 2010 in an amount equal to the quotient obtained by dividing 20% of the named executive officer’s base salary by the closing price of our Common Stock on such grant date. Accordingly, our named executive officers received the following awards of restricted stock units: Michael D. Siegal, 3,377 shares; Richard T. Marabito, 1,814 shares; David A. Wolfort, 3,070 shares; Esther Potash, 977 shares; and Richard A. Manson, 977 shares. These awards vest and convert into shares of Company common stock on January 1, 2013.

Performance-earned restricted shares awarded to senior management in 2007, 2008 and 2009 lapsed unvested on December 31, 2009, December 31, 2010 and December 31, 2011, respectively, as minimum required performance measurements were not met.

The Compensation Committee did not believe that performance-earned restricted share awards continued to align the interests of our executives and shareholders.

Accordingly, in 2011, the Board, based upon the recommendation of the Compensation Committee, approved changes to the Senior Management Compensation Program to include an equity component in order to encourage more ownership of Common Stock by members of the senior management group, including the executive officers, to better align the interests of our executives and shareholders. Starting in 2011, the Senior Management Compensation Program imposed stock ownership requirements upon the executives. Each executive is required to own at least 750 shares of Common Stock for each year that the executive participates in the Senior Management Compensation Program. Any executive that fails to meet to the stock ownership requirements will be ineligible to receive any equity awards under the Company’s equity compensation plans, including the Incentive Plan, until the executive satisfies the ownership requirements. To assist executives in meeting the stock ownership requirements, on an annual basis, if a participant purchases 500 shares of Common Stock on the open market, the Company will award that participant 250 shares of Common Stock. Additionally, any executive who continues to comply with the stock ownership requirements as of the five-year, 10-year, 15-year, 20-year and 25-year anniversaries of the participant’s participation in the Senior Management Compensation Program will receive a restricted stock unit award with a dollar value of $25,000, $50,000, $75,000, $100,000 and $100,000, respectively. Restricted stock unit awards will convert into the right to receive shares of Common Stock upon an executive’s retirement, or earlier upon the executive’s death or disability or upon a change in control of the Company.

During 2011, Messrs. Siegal, Wolfort, Marabito and Manson and Ms. Potash each purchased at least 500 shares of Common Stock and received 250 shares of Common Stock under the program. Mr. McNeeley will begin participating in the equity component of the Senior Manager Compensation Program in 2012.

Personal Benefits and Perquisites.    In addition to their other compensation, our named executive officers also are eligible to receive other benefits, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to other similarly situated executives, as determined based on the Compensation Committee’s review of information supplied by Pay Governance. The Compensation Committee believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive compensation program and are useful in attracting and retaining qualified executives. They are not tied to our performance. These benefits consist of medical, dental, disability and life insurance benefits and 401(k) and profit-sharing plan contributions, pursuant to plans that are generally available to our employees. Perquisites consist of a car allowance, cell phone allowance, reimbursement for personal tax preparation and financial services fees, and payment of country club dues.

Retirement and Post-Employment Benefits.    We provide our executives with certain post-employment and severance benefits as summarized below and further described elsewhere in this Proxy Statement. The Compensation Committee believes these benefits are vital to the attraction and retention of qualified executives. These benefits provide the executives with the opportunity to address long-term financial planning with a greater degree of certainty, and also address our interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes.

We provide Messrs. Siegal, Wolfort, Marabito and McNeeley, as our most valuable executives, with the opportunity to participate in our Supplemental Executive Retirement Plan, which is a non-qualified defined contribution savings plan. Under the Supplemental Executive Retirement Plan, we provide an annual contribution for each participating executive, a portion of which is based only on the participant’s continued service with us, and an additional amount that is dependent on our return on invested capital for the applicable year. Each of these contribution components is referenced as a specified percentage of the executive’s base salary and cash incentive award amount for the year. Ms. Potash (effective January 1, 2008) and Mr. Manson (effective January 1, 2011) also participate in our Supplemental Executive Retirement Plan. We provide an annual contribution for Ms. Potash and Mr. Manson based on their continued service with us. They do not receive an additional contribution based on our return on invested capital.

In addition, each of the members of our senior management group, including our named executive officers, also may participate in our Executive Deferred Compensation Plan, a non-qualified voluntary contributory savings plan under which a participant may defer all or any portion of his annual incentive award and up to 90% of his base salary into one or more investment options that are the same as those available to all of our employees who participate under our 401(k) plan. The Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are further described below under the 2011 Non-Qualified Deferred Compensation Table.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into management retention agreements with each of our named executive officers, excepting Mr. McNeeley, which provide for the payment and provision of certain benefits if there is a change of control of the Company and a termination of the executive’s employment with the surviving entity within a certain period after the change in control. We also have entered into employment agreements with Messrs. Siegal, Wolfort, Marabito and McNeeley that provide for the payment of certain severance benefits upon termination of employment other than after a change in control of the Company. These agreements help ensure that our executive’s interests remain aligned with those of our shareholders during any time when an executive’s continued employment may be in jeopardy. They also provide some level of income continuity should an executive’s employment be terminated without cause. These agreements are further described under Potential Payments upon Termination or Change in Control below.

Other Compensation Policies

Effect of Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1,000,000 in a taxable year paid to each of its chief executive officer and certain other highly compensated executive officers. Certain “performance-based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met. To the extent consistent with our compensation policies and the Compensation Committee’s assessment of the interests of shareholders, we seek to design our executive compensation programs to preserve our ability to deduct compensation paid to executives under these programs. However, the Compensation Committee also weighs the burdens of such compliance against the benefits to be obtained by us and may pay compensation that is not deductible or fully deductible if it determines that such payments are in our best interests. For example, bonuses paid under our Senior Management Compensation Program historically were not intended to satisfy the requirements for the performance-based compensation exemption from Section 162(m). The Compensation Committee has determined, however, that, to the extent practicable in view of its compensation philosophy, it will seek to structure our cash bonuses to satisfy the requirements for the performance-based exemption from Section 162(m). Therefore, we have adopted the Incentive Plan pursuant to shareholder approval and intend to award future cash bonuses under the plan as we believe that such bonuses paid to executives in accordance with the plan will qualify for the exemption for performance-based compensation.

Section 409A of the Internal Revenue Code.    Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with, or is not exempt from, Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to our executives. Accordingly, we intend to design our future deferred compensation arrangements, and have amended our previously adopted deferred compensation arrangements, to comply with Section 409A.

Clawback Policy.    Although clawbacks are not yet required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each of our current employment agreements with

Messrs. Siegal, Wolfort, Marabito and McNeeley includes a provision that requires the named executive officer, in the event we are required to restate our financial statements, to reimburse the Company for the difference between any bonus actually paid and the bonus payable under the restated financial statements. When final regulations are promulgated by the SEC with respect to clawbacks, we expect to implement a formal clawback policy for our named executive officers. The Compensation Committee believes that a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint.

Risk Profile of Compensation Programs.    The Compensation Committee believes that the Company’s executive compensation program has been designed to provide the appropriate level of incentives that do not encourage our executive officers to take unnecessary risks in managing our business. As discussed above, a majority of our executive officers’ compensation is performance-based, consistent with our executive compensation policy. Our Senior Management Compensation Program is designed to reward annual financial and/or strategic performance in areas considered critical to the short and long-term success of the Company. In addition, our Incentive Plan awards are directly aligned with long-term shareholder interests through their link to our stock price and longer-term performance periods. In combination, the Compensation Committee believes that the various elements of the Senior Management Compensation Program and the Incentive Plan sufficiently tie our executives’ compensation opportunities to the Company’s sustained long-term performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

James B. Meathe, Chairman

Arthur F. Anton

Howard L. Goldstein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, the Compensation Committee consisted of Messrs. Meathe, Anton, and Goldstein. None of the members of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2009, 2010 and 2011 by our Chief Executive Officer, Chief Financial Officer and each of our four other named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael D. Siegal,	2011	$750,000	$—	$755,175		$—	$529,259	$—	$253,263	$2,287,697
Chairman & Chief	2010	$657,434	$—	$114,345		$—	$57,177	$—	$141,887	$970,843
Executive Officer	2009	$599,823	$—	$222,338	(5)	$—	$—	$—	$131,536	$953,697
Richard T. Marabito,	2011	$348,361	$—	$455,163		$—	$529,259	$—	$149,841	$1,482,624
Chief Financial	2010	$323,531	$—	$61,425		$—	$57,177	$—	$94,562	$536,695
Officer & Treasurer	2009	$322,219	$—	$119,438	(5)	$—	$—	$—	$92,742	$534,399
David A. Wolfort,	2011	$667,490	$—	$705,175		$—	$529,259	$—	$212,327	$2,114,251
President & Chief	2010	$547,514	$—	$103,950		$—	$57,177	$—	$108,816	$817,457
Operating Officer	2009	$545,293	$—	$202,125	(5)	$—	$—	$—	$104,691	$852,109
Esther Potash,	2011	$200,000	$—	$5,180		$—	$176,420	$—	$68,296	$449,896
Chief Information	2010	$182,022	$—	$33,075		$—	$19,059	$—	$49,780	$283,936
Officer	2009	$173,502	$—	$45,938	(5)	$—	$—	$—	$51,962	$271,402
Richard A. Manson,	2011	$200,000	$—	$5,180		$—	$176,420	$—	$68,296	$449,896
Vice President —	2010	$191,344	$—	$33,075		$—	$19,059	$—	$22,214	$265,692
Human Resources &	2009	$173,502	$—	$45,938	(5)	$—	$—	$—	$21,642	$241,082
Administration
Donald R. McNeeley,	2011	$287,500	$—	$—		$—	$307,721	$—	$100,544	$695,765
President, CTI(6)

(1)

The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the grant date fair values of the stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 718. See Note 11 to our condensed consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for details as to the assumptions used to determine the fair value of the stock awards.

(2)

Represents amount earned by the named executive officers under our Senior Management Compensation Program. Of the incentive amounts earned in 2011, excepting Mr. McNeeley, the named executive officers will receive a payment of 50% of the amount in 2012, 25% of the amount in 2013 and the remaining 25% of the amount in 2014.

(3)	No above market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer in 2011.

(4)

Compensation reported in this column for 2011 includes: (1) the amount of contributions we made on behalf of our named executive officers to our Supplemental Executive Retirement Plan ($191,250 for Mr. Siegal, $170,210 for Mr. Wolfort, $88,832 for Mr. Marabito, $73,313 for Mr. McNeeley and $39,000 each for Mr. Manson and for Ms. Potash) and our 401(k) and profit-sharing plan; (2) the premiums we paid for medical, dental, life and disability insurance for each named executive officer; and (3) the incremental cost to us of the following perquisites: country club dues, an allowance for personal tax return preparation fees and a cell phone and an automobile allowance.

(5)

As of December 31, 2011, the 2009 grant of performance-earned restricted stock units did not vest as minimum performance measurements were not met. The executive officers did not earn shares of Common Stock with respect to the 2009 grants.

(6)	Includes information from July 1, 2011, the date we acquired CTI, through December 31, 2011.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth plan-based awards granted to our named executive officers during 2011.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options ($)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Siegal	—	0	57,177	3,000,000	—	—	—	—	—	—	—
	1/4/10	—	—	—	—	—	—	3,377	—	—	114,345
	12/30/11	—	—	—	—	—	—	32,161	—	—	749,995
Marabito	—	0	57,177	3,000,000	—	—	—	—	—	—	—
	1/4/10	—	—	—	—	—	—	1,814	—	—	61,425
	12/30/11	—	—	—	—	—	—	19,296	—	—	449,983
Wolfort	—	0	57,177	3,000,000	—	—	—	—	—	—	—
	1/4/10	—	—	—	—	—	—	3,070	—	—	103,950
	12/30/11	—	—	—	—	—	—	30,017	—	—	699,996
Potash	—	0	19,059	3,000,000	—	—	—	—	—	—	—
	1/4/10	—	—	—	—	—	—	977	—	—	33,075
Manson	—	0	19,059	3,000,000	—	—	—	—	—	—	—
	1/4/10	—	—	—	—	—	—	977	—	—	33,075
McNeeley	—	244,375	287,500	345,000	—	—	—	—	—	—	—

(1)

Excepting Mr. McNeeley, these columns reflect estimated potential payout amounts under our Senior Management Compensation Program for each of our named executive officers. Annual cash incentive payouts are determined primarily based on our pre-tax income for the fiscal year under the Senior Management Compensation Program. Excepting Mr. McNeeley, the amounts set forth in the “target” column are representative target amounts that consist of the amounts earned by our named executive officers for 2010 under our Senior Management Compensation Program. Payouts under this program are capped at the maximum amount indicated in the table. For 2011, Messrs. Siegal, Wolfort and Marabito each earned an annual cash incentive of $529,259 and Ms. Potash and Mr. Manson each earned an annual cash incentive of $176,420, based on our pre-tax income. Mr. McNeeley’s incentive is calculated under a separate program and is determined by comparing CTI’s actual operating profit to its budgeted operating profit. No incentive is paid if the ratio of actual operating profit to budgeted operating profit falls below 85%. The maximum incentive that can be earned is 120% of salary. In 2011, Mr. McNeeley earned an annual cash incentive of $307,721. Cash incentives are further described in Compensation Discussion and Analysis above.

Retention Agreements and Employment Agreements

We have entered into retention agreements and employment agreements with certain of our named executive officers. For more information about these agreements, see Potential Payments Upon Termination or Change In Control below.

Senior Management Compensation Program

Our named executive officers, Commercial Vice Presidents, General Managers, certain Managers and other employees, as determined by our named executive officers, are eligible to participate in our Senior Management Compensation Program, which was amended effective January 1, 2011. As discussed above in Compensation Discussion and Analysis, our Senior Management Compensation Program provides for an annual cash incentive payout to participants based on our pre-tax income results for the most recently completed fiscal year, which payout amounts may be increased or decreased based on our annual performance in certain key metrics established in advance by the Compensation Committee.

Except in the case of Mr. McNeeley, annual cash incentive payouts, if any, will be paid to participants as follows: 50% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for the year in which the amount is earned; and 25% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for each of the first year and the second year after the year in which the amount is earned. If the remaining 50% of the cash incentive payout amount is less than 25% of the participant’s base salary in the year in which the incentive is earned, then the entire cash incentive payout amount is paid to the participant at the time of the initial payment.

Eligible participants may defer amounts paid pursuant to our Senior Management Compensation Program under our Executive Deferred Compensation Plan described elsewhere in this Proxy Statement. A participant who is not employed by us at the end of our fiscal year will forfeit the participant’s annual cash incentive award. Notwithstanding the foregoing, a participant who terminates employment with us due to death, disability or retirement is eligible for a full or pro-rata annual cash incentive award at the discretion of our Compensation Committee. Additionally, a pro-rata annual cash incentive award will be paid in the event of a change of control.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2011.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Have Not Vested ($)(2)
Siegal	4,000	—	—	$32.63	5/1/17	—	—	35,538	$828,746
Marabito	4,170	—	—	$32.63	5/1/17	—	—	21,110	$492,285
Wolfort	4,000	—	—	$32.63	5/1/17	—	—	33,087	$771,589
Potash	1,334	—	—	$3.50	5/8/13	—	—	977	$22,784
	1,000	—	—	$32.63	5/1/17	—	—
Manson	1,000	—	—	$32.63	5/1/17	—	—	977	$22,784
McNeeley	—	—	—	—	—	—	—	—	—

(1)	Stock options referenced in this table were granted under our Stock Option Plan, which is further described below.

(2)	Value is based on the closing price of our Common Stock of $23.32 on December 31, 2011, as reported on The Nasdaq Global Select Market.

Stock Option Plan

We adopted the Olympic Steel, Inc. Stock Option Plan, which we refer to as the Stock Option Plan, effective January 6, 1994. It expired in January 2009, though options outstanding under our Stock Option Plan upon its expiration will remain in effect until their respective termination dates. We authorized an aggregate of 1,300,000 shares of our Common Stock for issuance under the Stock Option Plan, none of which currently remains available for issuance of awards. Employees, non-employee Directors and independent consultants were eligible to receive stock options under the Stock Option Plan. As of March 1, 2012, 15 employees and outside Directors had outstanding options exercisable under the Stock Option Plan.

The exercise price for stock options issued under the Stock Option Plan was established as the fair market value of a share of Common Stock on the date of grant. Stock options became exercisable in accordance with the terms established by our Compensation Committee and expire ten years from the date of grant. Previously granted stock options have been issued with vesting schedules ranging from six months to three years. To the extent possible, we issued shares of our treasury stock to option holders in satisfaction of shares issuable upon the exercise of stock options. Stock options granted under the Stock Option Plan generally terminate in the event of termination of employment or services. However, under certain circumstances, options may be exercised within three months after the date of termination of employment or services, or within one year of a participant’s death, but in any event not beyond the original term of the stock option. Upon a change in control (as defined in the Stock Option Plan) of the Company, all stock options may become immediately exercisable or may be terminated at the discretion of the Compensation Committee.

Incentive Plan

The Incentive Plan provides us with the authorization to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants. Under the Incentive Plan, 500,000 shares of our Common Stock are available for equity grants.

Stock Options.    If an award under the Incentive Plan is made in the form of stock options, the price of the option cannot be less than the fair market value of the underlying shares on the date of grant. Unless the Compensation Committee determines otherwise, fair market value for all purposes under the Incentive Plan is the last closing price of a share of our Common Stock as reported on The Nasdaq Global Select Market, or, if applicable, on another national securities exchange on which the Common Stock is principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Common Stock on such date, then on the most recent immediately preceding date on which there were any sales of Common Stock on such principal trading exchange. The term of stock options cannot exceed ten years. The Compensation Committee is entitled to set all conditions in connection with a participant’s right to exercise an award and may impose such conditions as it sees fit. No participant may be awarded incentive stock options that are first exercisable during any calendar year which involve shares having a fair market value, determined at the time of grant, in excess of $100,000. Options are settled in shares.

Stock Appreciation Rights.    Awards under the Incentive Plan may take the form of stock appreciation rights, which allow the holder to realize the value of the difference between the market price of our Common Stock at the time that the rights are granted and the market value of that stock when the rights are exercised. The term of stock appreciation rights cannot exceed ten years. If the value of the stock has not increased during that time, the rights will have no value. Stock appreciation rights may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement.

Restricted Share and Restricted Share Units.    Awards under the Incentive Plan may take the form of restricted shares and restricted share units, which involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Compensation Committee may impose. The restrictions lapse if either the holder remains employed by us for a period of time established by the Compensation Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Compensation Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted share unit awards are settled in shares.

Performance Shares.    Awards under the Incentive Plan may take the form of performance shares. The period of time over which performance goals are measured must be set in advance of establishing the performance goal or goals for the period of time and will be of such duration as the Compensation Committee shall determine. Performance shares may be settled in shares.

Other Stock-Based Awards and Cash-Based Awards.    Other stock-based awards are awards of stock-based compensation that do not fit within the scope of the other specifically enumerated types of awards. The Compensation Committee may make cash-based awards with a range of payments levels. Cash-based awards may be based upon the achievement of performance goals. Other stock-based awards and cash-based awards may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement. Under the Incentive Plan, cash-based awards may not be settled with restricted stock.

2011 OPTION EXERCISES AND STOCK VESTED

There were no stock option exercises by our named executive officers during 2011, nor did any restricted shares held by our named executive officers vest in 2011.

2011 PENSION BENEFITS

None of the named executive officers participates in a defined benefit pension plan sponsored by us. All named executive officers participate in the same defined contribution plan as all of our other non-union employees.

2011 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information relating to participation by the named executive officers in our Supplemental Executive Retirement Plan and voluntary participation in the Executive Deferred Compensation Plan during 2011.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year-End(3)
Siegal(a)	$—	$92,899	$(131,620)	$—	$1,281,846
Marabito(a)	$—	$49,492	$(45,565)	$—	$734,114
Wolfort(a)	$—	$78,610	$(90,045)	$—	$1,274,253
Wolfort(b)	$—	$—	$(41,563)	$—	$630,550
Potash(a)	$—	$26,154	$(1,695)	$—	$82,910
Manson	$—	$—	$—	$—	$—
McNeeley(b)	$—	$25,000	$(61,694)	$—	$1,049,543

(a)	Supplemental Executive Retirement Plan

(b)	Executive Deferred Compensation Plan

(1)

The amounts reported in this column have been included with respect to each officer in the “All Other Compensation” column of the Summary Compensation Table, as described in footnote (4) to that table.

(2)

No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2011 Summary Compensation Table. Please see the discussions of the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan below for a description of how earnings are calculated under each plan.

(3)	This column reflects the balance of all contributions and the aggregate earnings on such contributions. The full amount of this balance was previously reported in prior years’ proxy statements.

Supplemental Executive Retirement Plan

On January 1, 2005, we established the Supplemental Executive Retirement Plan in order to provide unfunded deferred compensation to a select group of our officers, management and highly compensated employees. Currently, all of our named executive officers participate in the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan provides for a single lump sum payment to participants of their vested account balance, as adjusted for earnings and losses prior to distribution, following a “qualified” retirement from the Company. Participants who retire from the Company after attaining the age of 62 will be entitled to receive a lump sum payment of their vested account balance six months after the date of retirement. Participants who retire from the Company after attaining the age of 55, but prior to attaining the age of 62, will be entitled to receive a lump sum payment of their vested account balance after the later of the attainment of the age of 62 or six months following the date of retirement.

Generally, benefits under the Supplemental Executive Retirement Plan vest at the end of the five-year period after the executive becomes a participant in the Supplemental Executive Retirement Plan. The benefits of Ms. Potash, who became a participant in the Supplemental Executive Retirement Plan on January 1, 2008, Mr. Manson who became a participant on

January 1, 2011, and Mr. McNeeley who became a participant on July 1, 2011, vest according to this schedule. The benefits of Messrs. Siegal, Wolfort and Marabito are fully vested in the plan.

Participants’ benefits under the Supplemental Executive Retirement Plan will become fully vested upon (1) death while an employee of the Company, (2) termination of employment due to disability, (3) the effective date of any termination of the Supplemental Executive Retirement Plan, or (4) the date of a change of control.

We annually allocate a deemed “base contribution” under the Supplemental Executive Retirement Plan for each participant in an amount equal to thirteen percent (13%) of a participant’s “Applied Compensation.” A participant’s “Applied Compensation” is the sum of: (1) the participant’s annual base salary; plus (2) the lesser of (a) the actual bonus earned by the participant under the Senior Management Compensation Program in the applicable year, or (b) 50% of the participant’s annual base salary earned in the applicable year. Additionally, in the case of Messrs. Siegal, Wolfort, Marabito and McNeeley, we annually allocate an “incentive contribution” under the Supplemental Executive Retirement Plan for each participant, based on our return on invested capital for the applicable year, in an amount of 0 to 19.6% of the participant’s Applied Compensation. The percentage is determined in accordance with the following table:

Actual Return on Invested Capital	Percentage of Participant’s Applied Compensation
5% or Less	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%

A participant’s account will be credited with earnings and losses based on the performance of investment funds selected by the participant. Account balances are credited with earnings, gains or losses based on the performance of investment options that are the same as those available to all of our employees who participate under our 401(k) plan.

Earnings under the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are based on the following underlying funds, which had the following annual returns in 2011:

Fund(1)	Annual Return
(%)
MetLife Stable Value Fund	3.3
Alliance Bernstein Balanced Wealth Strategies	6.1
American Funds Capital World Growth & Income	6.9
American Funds EuroPacific Growth	4.5
American Funds Growth Fund of America	8.5
Columbia Large Cap Index Fund	11.7
Columbia Small Cap Value Fund	15.8
Franklin Flex Capital Growth	9.0
Franklin US Government Securities	1.3
JP Morgan High Yield	5.7
Lord Abbett Fundamental Equity	13.3
MFS International New Discovery	3.9
MFS Research Bond	1.6
MFS Total Return Fund	7.2
MFS Value Fund	11.7
Pioneer Oak Ridge Small Cap Growth	12.7
Principal Inv SAM Conservative Balanced	5.5
Rydex/SGI Midcap Value	12.7
Victory Diversified Stock	13.6
PIMCO Funds Money Market	0.1

(1)	These investment options are generally the same as those available to all of our employees who participate under our 401(k) plan.

Starting in 2011, amounts credited for executives under the Supplemental Executive Retirement Plan will be deemed to be invested in Common Stock. The mechanism for this deemed investment in Common Stock will be the issuance to Supplemental Executive Retirement Plan participants of restricted stock units under the Incentive Plan with a dollar value equal to the amount credited to the participant under the Supplemental Executive Retirement Plan and deemed invested in Common Stock. The entire amount credited for the Messrs. Siegal, Wolfort and Marabito will be deemed invested in shares of Common Stock in this manner. For other SERP participants, 50% of the amount credited will be deemed invested in shares of Common Stock, and the remaining 50% will be deemed invested in other investment funds as had occurred previously, unless the participant elects to have all or a portion of the remaining 50% deemed invested in shares of Common Stock.

Executive Deferred Compensation Plan

The Olympic Steel, Inc. Executive Deferred Compensation Plan, which we refer to as the Executive Deferred Compensation Plan, is a voluntary non-qualified contributory savings plan we established, effective December 1, 2004, for the purpose of providing a tax effective deferred compensation opportunity for a select group of our management and/or highly compensated employees. Currently, Mr. Wolfort is the only participant who has elected to participate in the Executive Deferred Compensation Plan. Mr. McNeeley also participates in a deferred compensation program at CTI that was established prior to the Company’s acquisition of CTI.

Participants may defer all or any portion of their annual incentive award and up to 90% of their base salary to the Executive Deferred Compensation Plan. Each Participant is eligible to designate one or more investment options that are available under our 401(k) and profit-sharing plan as the deemed investment(s) for the participant’s deferred compensation account or such other investment options determined appropriate in the sole discretion of the Board. Employee deferrals are credited with earnings, gains or losses based on the performance of investment options that are available under our 401(k) and profit-sharing plan and selected by the employee. Earnings under the Executive Deferred Compensation Plan are based on the same funds, with same annual returns for 2011, as described above with respect to the Supplemental Executive Retirement Plan. A participant’s contributions are always 100% vested, and distributions from the plan will be paid in cash in a single lump sum upon termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

Retention Agreements

We have executed retention agreements with Messrs. Siegal, Wolfort, Marabito and Manson and Ms. Potash. Under these agreements, which do not become operative unless we incur a change in control (as defined in the agreements), we agreed to continue the employment of the officer for a certain period following the change in control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the change in control. If the officer’s employment is terminated without cause or by the officer for “good reason” during such period, or if the officer terminates his employment for any reason or no reason during the 12-month period following a change in control, the officer is entitled to receive a lump-sum severance payment with continuation of medical, dental, disability and life insurance benefits for one year (two years in the cases of Messrs. Siegal, Wolfort and Marabito). The applicable period for Mr. Manson and Ms. Potash is one year and their severance payment is equal to the average of their respective last three years’ compensation. The applicable period for Messrs. Siegal, Wolfort and Marabito is two years and their severance payment is equal to 2.99 times the average of their respective last three years’ compensation. Under our long-term equity-based incentive program, upon a change in control, each of our named executive officers would also be entitled to receive a payout for his or her restricted stock units award made under our Incentive Plan, as discussed above, at the greater of the target level or actual achievement for the performance period.

Compensation for purposes of this calculation includes salary, cash bonus, Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan on behalf of the officer, personal tax preparation fees, and automobile allowance (and country club dues in the cases of Messrs. Siegal and Wolfort). These retention agreements also provide that, in the event that any of the payments or benefits described above would constitute a “parachute payment” under Internal Revenue Code Section 280G, the payments or benefits provided will be reduced so that no portion is subject to the excise tax imposed by Internal Revenue Code Section 4999, but only to the extent such reduction will result in a net after tax benefit to the officer. Each of the retention agreements contains a non-competition prohibition for one year post-employment (two years in the cases of Messrs. Siegal, Wolfort and Marabito).

The table below reflects the approximate amounts that would be payable to each named executive officer under their retention agreement assuming that we incurred a change in control at December 31, 2011, that the officer’s employment was terminated in a manner triggering payment of the above benefits, and that no reduction of benefits would be made in order to avoid excise taxes imposed by Internal Revenue Code Section 4999.

	Siegal	Marabito	Wolfort	Potash	Manson
Salary	$2,000,567	$990,796	$1,754,430	$185,175	$188,282
Cash Incentive Payout	$584,482	$584,482	$584,482	$65,160	$65,160
Retirement Plan Contribution Amounts(1)	$377,649	$197,074	$335,517	$35,204	$19,125
Personal Benefit Amount(2)	$169,961	$105,945	$175,244	$10,950	$8,825
Continuation of Insurance Coverage(3)	$55,067	$48,570	$59,181	$16,330	$16,330
Long-Term Equity Based Incentive Payout(4)	$235,468	$126,483	$214,060	$22,784	$22,784
Total(5)	$3,423,194	$2,053,350	$3,122,914	$335,603	$320,506

(1)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of Company contributions on behalf of the officer to our 401(k) and profit-sharing plan and, in the cases of Messrs. Siegal, Wolfort, Marabito and Ms. Potash, the Supplemental Executive Retirement Plan (2.99 times $126,304 for Mr. Siegal, $112,213 for Mr. Wolfort and $65,911 for Mr. Marabito, one times $35,204 for Ms. Potash and one times $19,125 for Mr. Manson).

(2)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of following personal benefits and perquisites provided to the officer: cell phone allowance and automobile allowance (all), fees for personal tax and financial planning (in the cases of Messrs. Siegal, Wolfort and Marabito) and country club dues (in the cases of Messrs. Siegal and Wolfort).

(3)

The amounts in this row represent 2.99 times the amounts that we would be paid for the continuation of medical, dental, disability and life insurance coverage for Messrs. Siegal, Wolfort and Marabito and one times the amounts for Mr. Manson and Ms. Potash.

(4)

The amounts in this row represent the value of each officer’s restricted stock units award based on the closing price of our Common Stock of $23.32 on December 31, 2011, as reported on The Nasdaq Global Select Market.

(5)

The amounts for each item represent 2.99 times the compensation amounts in the cases of Messrs. Siegal Wolfort and Marabito and one times the total compensation amount in the cases of Mr. Manson and Ms. Potash, plus each officer’s target payout amount for his or her restricted share units award.

Employment Agreements

Siegal Employment Agreement.    On January 7, 2010, we entered into an amended and restated employment agreement with Michael D. Siegal pursuant to which Mr. Siegal will serve as our Chairman and Chief Executive Officer for a term ending January 1, 2013, with an automatic three-year extension unless we or Mr. Siegal provide notice otherwise on or before July 1, 2012. Under the agreement, Mr. Siegal is to receive a base salary of $750,000 per year. Notwithstanding the contractual amount of base salary provided in his employment contract, we entered into a separate agreement with Mr. Siegal whereby he continued to receive a base salary of $571,725 per year until economic conditions warranted. On July 1, 2010, his base salary was increased to the contractual amount of $750,000 per year.

During the period of employment, Mr. Siegal will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2010, as amended, or such other bonus plan that replaces that plan, and Mr. Siegal will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Siegal’s employment without cause or Mr. Siegal terminates his employment for good reason during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning, and an allowance for country club dues and automobile and cell phone allowances, as in effect on the date of termination, during the period ending on the earliest of (1) January 1, 2013, (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Siegal’s employment is terminated due to death, he or his estate will continue to receive his base salary for six months thereafter. If Mr. Siegal’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for six months thereafter. If Mr. Siegal’s employment had been terminated due to death or disability as of December 31, 2011, he or his estate would be entitled to receive $375,000 in respect of his base salary and $8,534 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Siegal’s employment without cause as of December 31, 2011, he would be entitled to receive the following benefits: $1,500,000 in respect of his base salary, $1,058,518 in respect of his bonus, $404,550 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $40,888 in premiums for coverage under our medical, dental, disability and life insurance programs, $20,000 for reimbursement of personal tax and financial planning fees, and $123,800 allowances for country club dues, an automobile and a cell phone, for a total of $3,147,756.

Wolfort Employment Agreement.    Effective May 5, 2011, we entered into an agreement with David A. Wolfort pursuant to which Mr. Wolfort will serve as our President and Chief Operating Officer for a term beginning on January 1, 2011 and ending January 1, 2016, with an automatic three-year extension unless we or Mr. Wolfort provide notice otherwise on or before July 1, 2015. Under the agreement, Mr. Wolfort is to receive a base salary of $700,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Wolfort will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2011, as amended, or such other bonus plan that replaces that plan, and Mr. Wolfort will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Wolfort’s employment without cause during the employment term, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, for a period ending on the earlier of (1) January 1, 2016 (subject to extension), (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Wolfort’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Wolfort’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Wolfort’s employment had been terminated due to death or disability as of December 31, 2011, he or his estate would be entitled to receive $700,000 in respect of his base salary and $17,067 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Wolfort’s employment without cause as of December 31, 2011, he would be entitled to receive the following benefits: $1,334,980 in respect of his base salary, $1,058,518 in respect of his bonus, $362,470 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $43,584 in premiums for coverage under our medical, dental, disability and life insurance programs, $18,600 for reimbursement of personal tax and financial planning fees, and $107,708 allowances for country club dues, an automobile and a cell phone, for a total of $2,925,860.

Marabito Employment Agreement.    Effective November 23, 2011, we entered into an employment agreement with Richard T. Marabito pursuant to which Mr. Marabito will serve as our Chief Financial Officer for a term beginning on December 1, 2011 and ending January 1, 2017, with an automatic three-year extension unless we or Mr. Marabito provide notice otherwise on or before July 1, 2016. Under the agreement, Mr. Marabito is to receive a base salary of $450,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Marabito will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2011, as amended, or such other bonus plan that replaces that plan, and Mr. Marabito will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Marabito’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the

Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an automobile and cell phone allowance, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2017, (2) a breach of the non- competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Marabito’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Marabito’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Marabito’s employment had been terminated due to death or disability as of December 31, 2011, he or his estate would be entitled to receive $450,000 in respect of his base salary and $17,067 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Marabito’s employment without cause as of December 31, 2011, he would be entitled to receive the following benefits: $696,722 in respect of his base salary, $1,058,518 in respect of his bonus, $199,714 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $36,542 in premiums for coverage under our medical, dental, disability and life insurance programs, $20,000 for reimbursement of personal tax and financial planning fees, and $52,200 allowances for an automobile and a cell phone, for a total of $2,063,696.

McNeeley Employment Agreement.    Effective July 1, 2011, we entered into an employment agreement with Donald R. McNeeley pursuant to which Mr. McNeeley will serve as President of CTI for a term ending July 1, 2016, with an automatic three-year extension unless Mr. McNeeley provides notice otherwise on or before April 1, 2016. Under the agreement, Mr. McNeeley is to receive a base salary of $575,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. McNeeley will be eligible for an annual performance bonus and will also be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. Mr. McNeeley would be eligible for varying levels of severance payments and benefits depending on the circumstances of his termination of employment and when the termination takes place. If we terminate Mr. McNeeley’s employment for any reason other than an illegal act prior to July 1, 2016 or if he terminates his employment for good reason prior to July 1, 2014, he will (1) continue to receive his base salary until the earlier of July 1, 2016 or the date he breaches his obligations under the employment agreement, and (2) continue to receive reimbursement for his country club membership fees and dues until he reaches age 65, he becomes employed full time by another employer or he breaches his obligations under the employment agreement, whichever occurs first. If Mr. McNeeley terminates his employment for any reason on or after July 1, 2014 but prior to July 1, 2016, Mr. McNeeley will continue to receive half his base salary and full reimbursement of his country club member fees and dues until the dates those payments would have ceased had we instead terminated him for a reason other than an illegal act on that date, as explained in the preceding sentence. In addition, if, at any time prior to July 1, 2019, we terminate Mr. McNeeley’s employment without good cause or if, prior to July 1, 2016, he terminates his employment for good reason, he will be entitled to continued medical coverage at active employee contribution rates until he becomes eligible for Medicare or, if earlier, another employer’s medical plan. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming we terminated Mr. McNeeley’s employment for a reason other than an illegal act as of December 31, 2011, he would be entitled to receive the following benefits: $2,587,500 in respect of his base salary, approximately $101,502 in respect of his country club membership fee and dues reimbursement, and $89,442 in company-paid premiums for coverage under our medical plan, for a total of $2,778,444.

Retirement Plans

Our executive officers are eligible to participate in our Supplemental Executive Retirement Plan and each of our named executive officers is eligible to participate in our Executive Deferred Compensation Plan. The aggregate account balance of each named executive officer under these plans and a description of the amounts payable to each such executive upon retirement from their employment with us are provided under the 2011 Nonqualified Deferred Compensation Table.

2011 DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-employee Directors in 2011:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Meathe	$50,000	$48,438	$—	$—	$—	$—	$98,438
Goldstein	$55,000	$48,438	$—	$—	$—	$—	$103,438
Kempthorne	$45,000	$48,438	$—	$—	$—	$—	$93,438
Della Ratta	$50,000	$48,438	$—	$—	$—	$—	$98,438
Anton	$45,000	$48,438	$—	$—	$—	$—	$93,438

(1)

The amounts shown do not reflect compensation actually received by the non-employee Director. The amounts shown in this column are the grant date fair values for these stock awards calculated in accordance with ASC Topic 718. See Note 11 to our condensed consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for details as to the assumptions used to determine the fair value of the stock awards.

(2)	The non-employee directors had option awards outstanding as of December 31, 2011 for the following number of shares: Mr. Meathe, 5,000; Mr. Goldstein, 12,000; and Mr. Della Ratta, 2,000.

During 2011, each Director who was not one of our employees received an $11,250 quarterly retainer and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit and Compliance Committee Chairman received an additional $2,500 per quarter and the Chairmen of the Compensation and Nominating Committees each received an additional $1,250 per quarter. Directors who are also our employees receive no additional remuneration for serving as Directors.

The Compensation Committee approved the grant of 1,800 time-based restricted stock units to each non-employee Director, effective March 1, 2011. Subject to the terms of the Incentive Plan and the restricted stock units award agreement executed by each non-employee Director, the restricted stock units vested on January 1, 2012. The restricted stock units are not converted into shares of Common Stock until the Director either resigns or is terminated from the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding shares outstanding and available for issuance under the Stock Option Plan and the Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	193,608	$25.14	335,047
Equity compensation plans not approved by security holders	—	—	—

Totals	193,608	$25.14	335,047

RELATED PARTY TRANSACTIONS

We have adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which we are a participant and in which a Director, Director-nominee, executive officer or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by our Audit and Compliance Committee. Following review, our Audit and Compliance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to us than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chairman of our Audit and Compliance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $500,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to our executive officers and Directors; other companies or charitable organizations where the amounts involved do not exceed $500,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

Since 1956, a partnership partially owned by family members of Mr. Siegal has owned a Cleveland warehouse and currently leases it to us, on a month-to-month basis, at a monthly rental of $16,275.

The relationships described above have been reviewed and ratified in accordance with our policy for review of transactions with related persons.

AUDIT COMMITTEE REPORT

The purpose of the Audit and Compliance Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit and Compliance Committee charter describes in greater detail the full responsibilities of the committee and is available through the “Investor Relations” section of our website at www.olysteel.com. The Audit and Compliance Committee is comprised solely of independent Directors as defined by the listing standards of the Nasdaq Stock Market and by Rule 10A-3 under the Exchange Act.

The Audit and Compliance Committee has reviewed and discussed our consolidated financial statements with management and PwC, our independent auditors. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. The Audit and Compliance Committee monitors and oversees these processes on behalf of the Board.

Management continued to review and enhance the internal control evaluation process and the Audit and Compliance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Audit and Compliance Committee receives periodic updates provided by management and PwC at each regularly scheduled Audit and Compliance Committee meeting. These updates occur at least quarterly. The Audit and Compliance Committee also holds regular private sessions with PwC to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit and Compliance Committee with a report on the effectiveness of our internal control over financial reporting, which is reviewed by the Committee. The Audit and Compliance Committee also reviews the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, as well as PwC’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its integrated audit of our fiscal 2011 consolidated financial statements and the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements for 2011 with management and discussed with our independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit and Compliance Committee received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit and Compliance Committee and discussed that firm’s independence with representatives of the firm. The Audit and Compliance Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with PwC the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit and Compliance Committee’s review of the audited consolidated financial statements and its discussions with management and our independent auditors, the Audit and Compliance Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2011 in our Annual Report on Form 10-K filed with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee:

Arthur F. Anton, Chairman

Howard L. Goldstein

Ralph M. Della Ratta

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected PwC, an independent registered public accounting firm, as its independent auditors for 2012. The decision to retain PwC was made by the Audit and Compliance Committee.

Audit Fees.    Aggregate fees for professional services rendered by PwC for the audit of our annual financial statements and for its review of the financial statements included in our Forms 10-Q, were $717,900 for 2011 and $512,600 for 2010. Services performed in 2011 and 2010 include the audit of our annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit-Related Fees.    Aggregate fees for assurance and related services by PwC that were reasonably related to the performance of the audit or review of our financial statements and which were not reported under “Audit Fees” above were $0 in both 2011 and 2010.

Tax Fees.    Aggregate fees for federal and state tax services. There were $25,000 and $20,000 in tax fees paid to PwC in 2011 and 2010, respectively.

All Other Fees.    Other fees paid to PwC in 2011 and 2010 totaled $209,000 and $0, respectively. Virtually all of the 2011 fees relate to due diligence work on the acquisition of CTI.

Pre-Approval Policy.    All services listed above were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval by the Audit and Compliance Committee of non-audit services provided by PwC.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

THE COMPANY’S INDEPENDENT AUDITORS

PwC served as independent auditors of the Company for the year ended December 31, 2011 and has been retained by the Audit and Compliance Committee to do so for the year ending December 31, 2012.

Shareholder ratification of the selection of PwC as the Company’s independent auditors is not required by the Company’s Amended and Restated Code of Regulations or otherwise. However, the Board is submitting the selection of PwC to the shareholders for ratification. If the shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain the firm. In such event, the Audit and Compliance Committee may retain PwC, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit and Compliance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The proposal regarding the ratification of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal. Proposal Two is a routine matter and a broker or other financial institution that holds your shares in its name may vote your shares with respect to this proposal if you do not provide it with voting instructions. Accordingly, there should be no broker non-votes with respect to this proposal. As an advisory vote, the ratification of PwC as our independent registered public accounting firm is not binding on the Company.

The Board recommends a vote “FOR” the ratification of the selection of PwC as the Company’s independent auditors for the year ending December 31, 2012.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) under the Exchange Act, shareholders are entitled to an advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2013 Annual Meeting.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives.

Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, the shareholder vote on named executive officer compensation is not binding on the Company or the Board. Although the shareholder vote on executive compensation is not binding on the Company, the Board and the Compensation Committee will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The proposal regarding the resolution approving named executive officer compensation requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal, but broker non-voters will have no effect on the outcome of this proposal.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

PROPOSAL FOUR

REAPPROVAL OF MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS FOR SECTION 162(M) PURPOSES UNDER 2007 OMNIBUS INCENTIVE PLAN AS AMENDED TO DATE

In 2007, our shareholders approved the 2007 Omnibus Incentive Plan to, among other things, approve the material terms for performance-based awards for purposes of compliance with Section 162(m) of the Internal Revenue Code. These material terms include the employees eligible to receive compensation under the 2007 Omnibus Incentive Plan, a description of the business criteria on which performance-based compensation will be based and the maximum amount of compensation that could be paid to any employee under the 2007 Omnibus Incentive Plan. You are being asked to reapprove these material terms in order to preserve the Company’s ability to receive a federal income tax deduction for performance-based payments under the 2007 Omnibus Incentive Plan to certain executive officers named in the 2012 Summary Compensation Table and other covered employees (which we refer to as the covered employees). We are not seeking to increase the amount of available shares or to adjust any of the plan or individual award limits under the 2007 Omnibus Incentive Plan.

Under Section 162(m) of the Internal Revenue Code and applicable regulations, we must seek your approval at five-year intervals to preserve the Company’s ability to receive a federal income tax deduction. If shareholders fail to approve the proposal, the Company generally will still be able to make awards of, among other things, stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, cash-based awards and other stock-based awards under the 2007 Omnibus Incentive Plan, but we may be limited in our ability to grant certain performance-based awards under the 2007 Omnibus Incentive Plan for purposes of Section 162(m). The Board of Directors recommends that you vote to reapprove the material terms for performance-based awards for purposes of Section 162(m) under the 2007 Omnibus Incentive Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Although the 2007 Omnibus Incentive Plan was amended in December 2008 to ensure it remained in compliance with Section 409A of the Internal Revenue Code, there has been no other change made to the plan since 2007, and we are not asking you to approve any amendments to the 2007 Omnibus Incentive Plan.

The 2007 Omnibus Incentive Plan is designed to: (1) attract and retain skilled and qualified officers, other employees, Directors and consultants who are expected to contribute to the Company’s success; (2) motivate Plan participants to achieve the long-term success and growth of the Company; (3) facilitate ownership of shares of the Company; and (4) align the interests of the Plan participants with those of the Company’s public shareholders. The Board of Directors and the Compensation Committee believe that the awards that would be available for issuance under the Plan will help to incentivize eligible employees, Directors and consultants to promote the interests of the Company and its shareholders, while also providing an important mechanism to attract and retain key management talent by providing long-term compensation opportunities competitive with those made available by other companies.

For purposes of Section 162(m), we are seeking reapproval of the material terms for performance-based awards, including the general business criteria that may be used to set performance objectives for awards, including annual incentive awards, intended to qualify under Section 162(m). As discussed in the Compensation Discussion and Analysis, we generally seek to preserve our ability to claim tax deductions for compensation paid to executives. Shareholder approval of the general business criteria, without specific targeted levels of performance, and of the other material terms for performance-based awards will permit qualification of awards for full tax deductibility under Section 162(m) until 2017. Shareholder approval of the performance goals inherent in stock options and stock appreciation rights (increases in the market price of stock from the date of grant) is not required under Section 162(m).

Summary of the 2007 Omnibus Incentive Plan

The following summary description of the material features of the 2007 Omnibus Incentive Plan is not intended to be exhaustive, and is qualified by reference to the copy of the 2007 Omnibus Incentive Plan attached to this Proxy Statement as Appendix A.

Plan Administration.    The 2007 Omnibus Incentive Plan will be administered by the Compensation Committee of the Board of Directors (referred to as the “Committee”). The Committee has full and exclusive discretionary power to interpret the terms of the plan, any award agreement and any other agreement or document related to the plan. The Committee also may adopt such rules, regulations, forms, instruments and guidelines for administering the 2007 Omnibus Incentive Plan as it deems necessary or proper.

Eligibility.    Under the 2007 Omnibus Incentive Plan, officers, all other regular active employees of the Company or any of its affiliates, Directors and consultants to the Company or any of its affiliates are eligible to participate in this Plan. The Plan participants will be designated by the Committee or for employees who are not executive officers or covered employees under Section 162(m) of the Internal Revenue Code, the CEO if the Committee has delegated the authority to him.

Types of Awards.    The 2007 Omnibus Incentive Plan permits awards in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, cash-based awards and other stock-based awards. Each award is evidenced by an agreement by which the Committee establishes the specific terms and conditions of the award.

Aggregate Share Limitations.    The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Plan is 500,000 shares.

The exercise of stock appreciation rights, whether paid in cash or stock, is considered to be an issuance of shares for purposes of these limitations. In the event any outstanding award, or portion thereof, expires, or is terminated, canceled or forfeited, the shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited award shall be available for subsequent awards under this Plan.

The number of shares issuable under the 2007 Omnibus Incentive Plan and the exercise price and number of shares issuable in connection with unexercised awards may be equitably adjusted in the event of a recapitalization, stock dividend, stock split, reverse stock split, or other similar transaction.

Annual Participant Award Limitations.    The aggregate number of shares underlying awards granted under the 2007 Omnibus Incentive Plan to any one participant in any fiscal year, shall not exceed 50,000 shares, regardless of whether such awards are thereafter canceled, forfeited or terminated. The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any fiscal year may not exceed $3,000,000.

Performance Goals.    Awards under the 2007 Omnibus Incentive Plan may be conditioned upon the attainment of performance goals. Awards may be based on any number and type of performance goals that the Committee determines are desirable. The performance measured may be that of the Company or one or more of its business units, and the measurement may be based either on the performance of the Company or such business units without regard to comparison with other corporations or on such performance compared to that of other corporations. In setting performance goals, the Committee may assign percentages to various levels of performance that will be applied to reduce the payout connected to the award if the performance over the performance period does not meet or exceed the goal. To the extent that performance goals are exceeded, the Committee may authorize payouts in excess of 100% of the initial value of the award.

Performance goals and performance measures under the 2007 Omnibus Incentive Plan may be selected by the Committee in its sole discretion. With respect to awards intended to be performance-based compensation for employees covered under Code Section 162(m), described below, performance goals will be based upon one or more of the following: stock price, market share, sales, earnings per share, return on equity, return on invested capital, costs, earnings, capital adjusted pre-tax earnings (economic profit), earnings before income taxes, depreciation, and amortization, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, shareholders’ equity and cash flow. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or divisional/regional performance and/or on performance as compared with that of other publicly-traded companies.

It is intended that stock options, stock appreciation rights and awards with a performance component generally will satisfy the requirements for “performance-based compensation” under Code Section 162(m) with respect to participants subject to its requirements, while providing the Committee the authority to grant non-performance-based awards if it deems appropriate. Code Section 162(m) denies a publicly held corporation a federal income tax deduction for compensation in excess of $1,000,000 in a taxable year paid to each of its chief executive officer and certain other highly compensated executive officers. To qualify for favorable tax treatment, grants must be made by a committee consisting solely of two or more “outside directors” (as defined under Code Section 162 regulations) and satisfy the limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for grants other than options and stock appreciation rights to qualify, the granting, issuance, vesting or retention of the grant must be contingent upon satisfying one or more performance criteria, as established and certified by a committee consisting solely of two or more “outside directors,” such as the Compensation Committee. The 2007 Omnibus Incentive Plan permits Code Section 162(m) qualified grants but also permits the Committee to grant awards which do not qualify where it deems that appropriate.

Stock Options.    Among other possibilities, awards under the 2007 Omnibus Incentive Plan may take the form of stock options. Stock options may be tax-favored incentive stock options or non-qualified stock options. If an award under the 2007 Omnibus Incentive Plan is made in the form of stock options, the exercise price of the option cannot be less than the fair market value of the underlying shares on the date of grant. Unless the Committee determines otherwise, fair market value for all purposes under the 2007 Omnibus Incentive Plan is the last closing price of a share of the Common Stock as reported on The Nasdaq Stock Market, or, if applicable, on another national securities exchange on which the Common Stock is principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Common Stock on such date, then on the most recent immediately preceding date on which there were any sales of Common Stock on such principal trading exchange. The term of stock options cannot exceed ten years. The Committee is entitled to set all conditions in connection with a participant’s right to exercise an award and may impose such conditions as it sees fit. No participant may be awarded incentive stock options that are first exercisable during any calendar year which involve shares having a fair market value, determined at the time of grant, in excess of $100,000. Options are settled in shares.

Stock Appreciation Rights.    Awards under the 2007 Omnibus Incentive Plan may take the form of stock appreciation rights. Stock appreciation rights allow the holder to realize the value of the difference between the market price of the Company’s common stock at the time that the rights are granted and the market value of that stock when the rights are exercised. The term of stock appreciation rights cannot exceed ten years. If the value of the stock has not increased during that time, the rights will have no value. Stock appreciation rights may be settled in cash, shares or a combination of cash and shares, as determined by the Committee and provided in the applicable award agreement.

Restricted Share and Restricted Share Units.    Awards under the 2007 Omnibus Incentive Plan may take the form of restricted share and restricted share units. Restricted Shares involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Committee may impose. The restrictions lapse if either the holder remains employed by the Company or its affiliates for a period of time established by the Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted share unit awards are settled in shares.

Performance Shares.    Awards under the 2007 Omnibus Incentive Plan may take the form of performance shares. The period of time over which performance goals are measured must be set in advance of establishing the performance goal or goals for the period of time and will be of such duration as the Committee shall determine. Performance shares may be settled in shares.

Other Stock-Based Awards and Cash-Based Awards.    Other stock-based awards are awards of stock-based compensation that do not fit within the scope of the other specifically enumerated types of awards. The Committee may make cash-based awards with a range of payments levels. Cash-based awards may be based upon the achievement of performance goals. Other stock-based awards and cash-based awards may be settled in cash, shares or a combination of cash and shares, as determined by the Committee and provided in the applicable award agreement.

Termination of Employment or Directorship.    If a participant ceases to be employed by, or a Director of, the Company or its affiliates by reason of death, retirement or disability, ordinarily stock options and stock appreciation rights become immediately vested and all other awards may vest or may be paid out, if at all, as specified in the award agreement. The Committee also may waive or modify restrictions on restricted stock and restricted stock units.

The 2007 Omnibus Incentive Plan defines “disability” as a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the participant: (a) being unable to engage in any substantial gainful activity; or (b) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

If a participant’s employment or directorship is terminated for cause, that person’s right to receive the benefit of an award is forfeited.

If a participant’s employment or directorship is terminated not for cause and not because of death, disability or retirement, stock options and stock appreciation rights may be exercised as provided in the applicable award agreement but generally not for longer than 3 months after termination. In the case of other types of awards (i.e., restricted stock, restricted stock units and performance shares), a participant’s ability to receive the benefits of the awards is forfeited unless, in a particular case, the Committee determines otherwise.

Effect of Change in Control.    Upon the occurrence of a “Change in Control” as defined in the Plan, all outstanding stock options, restricted shares, restricted share units, performance shares, and stock appreciation rights automatically become fully vested. Cash-based awards are paid out in cash. All participants holding performance share awards become entitled to receive a partial payout in an amount which is the number of shares which would have been earned by the participant if 100% of the performance objectives for the then applicable performance period had been achieved prorated based on the ratio of the number of months of active employment in such period to the total number of months in the period. The Committee may modify the payment and vesting terms in the award agreements.

Plan Amendment and Termination.    The 2007 Omnibus Incentive Plan may be terminated, amended or modified at any time by the Board of Directors. However, such action shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval. In addition, without the consent of an affected participant, no such action may materially impair the rights of such participant under any award previously granted to him or her without the participant’s consent.

Taxation.    Under current law, the grant of stock options or stock appreciation rights to a participant will not result in taxable income to the participant, nor will the Company be entitled to a deduction for federal income tax purposes. In the case of a non-qualified stock option or stock appreciation right, under federal law, the participant should realize taxable income based on the difference between the exercise price and the cash or fair market value of the shares received at the time the option or right is exercised and the Company should be entitled to a corresponding deduction for federal income tax purposes. In the case of an incentive stock option, under federal law, the participant should be able to defer the realization of taxable income until the acquired shares are sold or transferred unless the participant is subject to the alternative minimum tax, in which case there may be current recognition of income. If the alternative minimum tax does not apply, the gain realized upon the participant’s disposition of the acquired shares will be treated as long-term capital gain if the minimum holding period is met (two years from the date of grant and one year from the date of exercise), but otherwise will be treated as ordinary income in an amount determined under the applicable tax rules. There is no tax deduction for the Company when an incentive stock option is exercised and the participant is eligible for capital gain tax treatment. If the minimum holding period is not met for capital gain tax treatment, the participant will realize ordinary income and the Company will be entitled to a deduction as described above for nonqualified stock options.

Generally, no taxes are due upon a grant of restricted stock, restricted stock units or performance shares. An award of restricted stock or performance shares becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary income rates on the value of the restricted stock or performance shares when the restrictions lapse, and then at capital gain rates with respect to any further gain (or loss) when the shares are sold. In the case of restricted stock units, the participant has taxable ordinary income upon receipt of payment. In all cases, the Company has a tax deduction when the participant recognizes ordinary income subject to other applicable limitations and restrictions. The taxation of restricted stock and performance shares may be accelerated by an “83(b) election” under Code Section 83, if permitted by the applicable agreement.

Tax Withholding.    Payment of the taxes imposed on awards made under the 2007 Omnibus Incentive Plan may be made by withholding from payments otherwise due and owing to the holder. In addition, the Committee may permit participants to pay the taxes associated with an award by the transfer of shares of Common Stock, by the surrender of all or part of the shares issuable pursuant to an award, or by a combination of cash and/or one of these methods.

Certain Benefits

The Plan allows for awards to the Company’s employees and Directors. However, the amount of any future award to any eligible participant under the Plan is not determinable at this time and will be made in the discretion of the Committee or the Board of Directors.

Vote Required

Adoption of the proposal to reapprove the material terms for performance-based awards for purposes of Section 162(m) under the 2007 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on such proposal. Abstentions will have the same effect as a vote cast against this proposal. Broker non-votes will have no effect in determining the outcome of the vote on this proposal.

Reapproval of the material terms for performance-based awards for purposes of Section 162(m) under the 2007 Omnibus Incentive Plan will not affect any currently outstanding awards. However, such reapproval should permit awards subsequently granted under the 2007 Omnibus Incentive Plan until 2017 to remain fully deductible by the Company. It is not possible at this time to determine whether any such awards will be granted or the terms of such awards.

The Board of Directors considers the reapproval of the material terms for performance-based awards for purposes of Section 162(m) under the 2007 Omnibus Incentive Plan to be in the best interests of the Company and its shareholders, and therefore recommends that you vote “FOR” approval of Proposal Four.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of the Company is not aware of any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2013 Annual Meeting of Shareholders is expected to be November 30, 2012.

Shareholder nominations of a person for possible election as a Director for our 2013 Annual Meeting of Shareholders must be received by the Company not later than December 30, 2012, and must be in compliance with applicable laws and regulations and the requirements set forth in our Amended and Restated Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board may recommend at our 2013 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in our proxy materials for such meeting and we do not receive proper notice of such proposal at our principal executive offices by February 13, 2013. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under applicable law, an appropriate subject for shareholder action in order to be brought before the meeting.

Any such proposals should be sent in care of the Corporate Secretary at our principal executive offices.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2011, including our consolidated financial statements and the report thereon of PricewaterhouseCoopers LLP, is being mailed to shareholders with this Notice of the Annual Meeting and Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2012

This Proxy Statement is available free of charge on the Investor Relations section of our website through the “Financial Information” and “SEC Filings” links at (http://www.olysteel.com/sec_filings.phtml). Our Annual Report for the year ended December 31, 2011 is available free of charge on the Investor Relations section of our website through the “Financial Information” and “Annual Reports” links at the following cookie-free site:

(http://www.shareholder.com/visitors/DynamicDoc/document.cfm?DocumentID=3012&CompanyID=OLY&zid=95f9dafd)

By Order of the Board of Directors

Christopher M. Kelly
Secretary
March 30, 2012

Annex A

OLYMPIC STEEL, INC.

2007 OMNIBUS INCENTIVE PLAN

i

(d) Limitation on Grants	A-11
(e) Non-Transferability	A-11
(f) Termination of Employment	A-11
(g) Fair Market Value	A-11
6.3 Subject to Code Amendments	A-12

ARTICLE 7 STOCK APPRECIATION RIGHTS	A-12
7.1 SAR Grant and Agreement	A-12
7.2 SARs Granted in Conjunction with Option	A-12
(a) Term	A-12
(b) Exercisability	A-12
(c) Method of Exercise	A-12
7.3 Independent SARs	A-13
(a) Term	A-13
(b) Exercisability	A-13
(c) Method of Exercise	A-13
(d) Early Termination Prior to Expiration	A-13
7.4 Other Terms and Conditions of SAR Grants	A-13
7.5 Special Limitations on SAR Awards	A-14

ARTICLE 8 RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS	A-14
8.1 Restricted Share Grants and Agreements	A-14
8.2 Terms and Conditions of Restricted Share Grants	A-14
(a) Purchase Price	A-14
(b) Restrictions	A-14
(c) Delivery of Shares	A-15
(d) Forfeiture of Shares	A-15
(e) Voting and Other Rights	A-16
8.3 Restricted Share Unit Awards and Agreements	A-16
8.4 Terms and Conditions of Restricted Share Unit Awards	A-16
(a) Purchase Price	A-16
(b) Restrictions	A-16
(c) Performance-Based Restrictions	A-17
(d) Voting and Other Rights	A-17
(e) Lapse of Restrictions	A-17
(f) Forfeiture of Restricted Share Units	A-17
(g) Termination	A-17
8.5 Time Vesting of Restricted Share and Restricted Share Unit Awards	A-18

ARTICLE 9 PERFORMANCE SHARE AWARDS	A-18
9.1 Performance Share Awards and Agreements	A-18
9.2 Performance Objectives	A-18
9.3 Adjustment of Performance Objectives	A-19
9.4 Other Terms and Conditions	A-19
(a) Delivery of Award	A-19

(b) Termination	A-19
(c) Voting and Other Rights	A-19
(d) Performance-Based Compensation	A-20
9.5 Time Vesting of Performance Share Awards	A-20
9.6 Special Limitations on Performance Share Awards	A-20

ARTICLE 10 CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS	A-20
10.1 Grant of Cash-Based Awards	A-20
10.2 Other Stock-Based Awards	A-20
10.3 Value of Cash-Based Awards and Other Stock-Based Awards	A-20
10.4 Payment of Cash-Based and Other Stock-Based Awards	A-20
10.5 Termination of Employment	A-21

ARTICLE 11 TRANSFERS AND LEAVES OF ABSENCE	A-21
11.1 Transfer of Participant	A-21
11.2 Effect of Leaves of Absence	A-21

ARTICLE 12 EFFECT OF CHANGE OF CONTROL	A-21
12.1 Change of Control Defined	A-21
12.2 Acceleration of Award	A-22

ARTICLE 13 TRANSFERABILITY OF AWARDS	A-23
13.1 Awards Are Non-Transferable	A-23
13.2 Inter-Vivos Exercise of Awards	A-23
13.3 Limited Transferability of Certain Awards	A-23

ARTICLE 14 AMENDMENT AND DISCONTINUATION	A-24
14.1 Amendment or Discontinuation of this Plan	A-24
14.2 Amendment of Grants	A-24
14.3 Effect of Non-Approval of this Plan	A-24

ARTICLE 15 SHARE CERTIFICATES	A-24
15.1 Delivery of Share Certificates	A-24
15.2 Applicable Restrictions on Shares	A-25
15.3 Book Entry	A-25

ARTICLE 16 GENERAL PROVISIONS	A-25
16.1 No Implied Rights to Awards, Employment or Directorship	A-25
16.2 Other Compensation Plans	A-25
16.3 Withholding	A-26
16.4 Rule 16b-3 Compliance	A-26
16.5 Code Section 162(m) Compliance	A-26
16.6 Successors	A-26
16.7 Severability	A-26
16.8 Governing Law	A-26

16.9 Termination of Employment	A-27
16.10 Section 409A	A-27
16.11 Six Month Delay	A-28
16.12 No Change or Acceleration	A-28

ARTICLE 17 EFFECTIVE DATES	A-28
17.1 Effective Date	A-28

OLYMPIC STEEL, INC.

2007 OMNIBUS INCENTIVE PLAN

ARTICLE 1

GENERAL PURPOSE OF PLAN; DEFINITIONS

1.1 Name and Purposes.    The name of this Plan is the Olympic Steel, Inc. 2007 Omnibus Incentive Plan. The purpose of this Plan is to enable Olympic Steel, Inc. and its Affiliates to (i) attract and retain skilled and qualified officers, other employees, directors and consultants who are expected to contribute to the Company’s success by providing long-term incentive compensation opportunities competitive with those made available by other companies, (ii) motivate Plan participants to achieve the long-term success and growth of the Company, (iii) facilitate ownership of shares of the Company and (iv) align the interests of the Plan participants with those of the Company’s public Shareholders.

1.2 Certain Definitions.    Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this instrument:

(a)    The word “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board of Directors in its discretion.

(b)    The word “Award” means any grant under this Plan of a Stock Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Cash-Based Awards or Other Stock-Based Awards to any Plan participant.

(c)    The words “Board of Directors” mean the Board of Directors of the Company, as constituted from time to time.

(d)    The words “Cash-Based Award” mean an Award, denominated in cash, granted to a Participant as described in Article 10.

(e)    The word “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.

(f)    The word “Committee” means the entity administering this Plan as provided in Section 2.1 hereof or, if none has been appointed, then the Board of Directors as a whole.

(g)    The words “Common Shares” mean the Common Stock, without par value, of the Company.

(h)    The word “Company” means Olympic Steel, Inc., a corporation organized under the laws of the State of Ohio and any successor corporation or business organization which shall assume the duties and obligations of Olympic Steel, Inc. under this Plan.

(i)     The words “Date of Grant” mean the date on which the Committee grants an Award or a future date that the Committee designates at the time of the Award.

(j)     The word “Director” means a member of the Board of Directors.

(k)    The word “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

(l)      The words “Early Retirement” mean a participant’s retirement from active employment with the Company or an Affiliate on and after the attainment of age 55.

(m)    The words “Eligible Director” mean a Director of the Company who is entitled to participate in the Plan pursuant to Section 4.1.

(n)      The acronym “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific ERISA Section, such reference shall be deemed to be a reference to any successor, ERISA Section or Sections with the same or similar purpose.

(o)      The words “Exchange Act” mean the Securities Exchange Act of 1934, as amended, and any lawful regulations or pronouncements promulgated thereunder.

(p)      The words “Exercise Price” mean the purchase price of a Share covered by a Stock Option.

(q)      The words “Fair Market Value” mean the last closing price of a Share as reported on The Nasdaq Stock Market, or, if applicable, on another national securities exchange on which the Common Shares are principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Common Shares on such date, then on the most recent immediately preceding date on which there were any sales of Common Shares on such principal trading exchange. If the Common Shares are not or cease to be traded on The Nasdaq Stock Market or another national securities exchange, the “Fair Market Value” of Common Shares shall be determined in the manner prescribed by the Committee. Notwithstanding the foregoing, as of any date, the “Fair Market Value” of Common Shares shall be determined in a manner consistent with Code Section 409A and the guidance then existing thereunder.

(r)      The words “Incentive Stock Option” and the acronym “ISO” mean a Stock Option that is clearly identified as such and which meets the requirements of Section 422 of the Code, or any successor provision, and therefore qualifies for favorable tax treatment.

(s)      The words “Non-Qualified Stock Option” and the acronym “NQSO” mean a Stock Option that: (i) is governed by Section 83 of the Code; and (ii) does not meet the requirements of Section 422 of the Code.

(t)      The words “Normal Retirement” mean retirement from active employment with the Company or an Affiliate on or after the age of 65.

(u)      The words “Other Stock-Based Award” mean an equity-based or equity-related Award not otherwise described in this Plan, granted pursuant to Article 10.

(v)      The words “Outside Director” mean a Director who meets the definitions of the terms “outside director” set forth in Section 162(m) of the Code, “independent director” set forth in The Nasdaq Stock Market, Inc. rules, and “non-employee director” set forth in Rule 16b-3 under the Exchange Act, or any successor definitions adopted by the Internal Revenue Service, The Nasdaq Stock Market, Inc. and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations.

(w)      The word “Parent” means any corporation which qualifies as a “parent corporation” of the Company under Section 424(e) of the Code.

(x)      The words “Performance Shares” are defined in Article 9.

(y)      The word “Plan” means this Olympic Steel, Inc. 2007 Omnibus Incentive Plan, as amended from time to time.

(z)      The acronym “QDRO” means a qualified domestic relations order as defined by the Code.

(aa)     The word “Retirement” means Normal Retirement or Early Retirement.

(bb)     The words “Restricted Shares” are defined in Article 8.

(cc)     The words “Restricted Share Units” are defined in Article 8.

(dd)     The word “Share” or “Shares” means one or more of the Common Shares.

(ee)     The word “Shareholder” means an individual or entity that owns one or more Shares.

(ff)      The words “Stock Appreciation Rights” and the acronym “SAR” mean any right pursuant to an Award granted under Article 7.

(gg)      The words “Stock Option” mean any right to purchase a specified number of Shares at a specified price which is granted pursuant to Article 5 herein and may be an Incentive Stock Option, a Non-Qualified Stock Option.

(hh)      The words “Stock Power” mean a power of attorney executed by a participant and delivered to the Company which authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Shares from the participant to the Company or a third party.

(ii)      The word “Subsidiary” means any corporation which qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

(jj)      The word “Vested” means that the time has been reached, with respect to Stock Options, when the option to purchase Shares first becomes exercisable; with respect to Stock Appreciation Rights, when the Stock Appreciation Right first becomes exercisable for payment; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture and restrictions on transferability, with respect to Restricted Share Units, Performance Shares, and Other Stock-Based Awards, when the units are no longer subject to forfeiture and are convertible to Shares; and with respect to Cash-Based Awards when the payment of a cash amount is non-forfeitable. The words “Vest” and “Vesting” have meanings correlative to the foregoing.

ARTICLE 2

ADMINISTRATION

2.1  Authority and Duties of the Committee.

(a) The Plan shall be administered by a Committee of not less than three Directors who are appointed by the Board of Directors and serve at its pleasure. Unless otherwise determined by the Board of Directors, the Compensation Committee shall serve as the Committee, and all of the members of the Committee shall be Outside Directors. Notwithstanding the requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual considered to be an Outside Director shall be deemed void because a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.

(b) The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to officers, other employees, Eligible Directors and consultants.

(c) In particular, the Committee has the authority, subject to any limitations specifically set forth in this Plan, to:

(i) select the officers, employees, Eligible Directors and consultants to whom Awards are granted;

(ii) determine the types of Awards granted and the timing of such Awards;

(iii) determine the number of Shares to be covered by each Award granted hereunder;

(iv) determine whether an Award is, or is intended to be, “performance-based compensation” within the meaning of Section 162(m) of the Code;

(v) determine the other terms and conditions, not inconsistent with the terms of this Plan and any operative employment or other agreement, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any vesting, acceleration or waiver of forfeiture restrictions, any performance criteria (including any performance criteria as described in Section 162(m)(4)(C) of the Code) applicable to an Award, and any restriction or limitation regarding any Option or Stock Appreciation Right or the Common Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

(vi) determine whether any conditions or objectives related to Awards have been met, including any such determination required for compliance with Section 162(m) of the Code;

(vii) subsequently modify or waive any terms and conditions of Awards, not inconsistent with the terms of this Plan and any operative employment or other agreement;

(viii) determine whether, to what extent and under what circumstances, Shares and other amounts payable with respect to any Award are deferred either automatically or at the election of the participant;

(ix) adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(x) promulgate such administrative forms as they from time to time deem necessary or appropriate for administration of the Plan;

(xi) construe, interpret and implement the terms and provisions of this Plan, any Award and any related agreements;

(xii) correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements; and

(xiii) otherwise supervise the administration of this Plan.

(d) All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its Shareholders and Plan participants, but may be made by their terms subject to ratification or approval by the Board of Directors, another committee of the Board of Directors or Shareholders.

2.2 Delegation of Authority.    The Committee may delegate its powers and duties under this Plan to the Chief Executive Officer of the Company, subject to applicable law and such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee may not delegate its powers and duties under this Plan with regard to Awards to the Company’s executive officers or any participant who is a “covered employee” as defined in Section 162(m) of the Code or a Director. The Company shall furnish the Committee with such clerical and other assistance as is necessary for the performance of the Committee’s duties under the Plan. In addition, the Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers.

ARTICLE 3

STOCK SUBJECT TO PLAN

3.1 Total Shares Limitation.    Subject to the provisions of this Article 3, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is 500,000 Shares, which may be newly-issued Shares or Shares that have been reacquired in the open market or in private transactions.

3.2 Other Limitations.

(a) ISO Limitations.    The maximum number of Shares available with respect to all Stock Options granted under this Plan that may be Incentive Stock Options is 500,000 Shares.

(b) Participant Limitation.    The aggregate number of Shares underlying Awards granted under this Plan to any one participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed 50,000 Shares. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any fiscal year may not exceed $3,000,000.00. The foregoing annual limitations are intended to include the grant of all Awards, including but not limited to, Awards representing “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

3.3 Awards Not Exercised.    In the event any outstanding Award, or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan.

3.4 Dilution and Other Adjustments.    In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it deems equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the limitations set forth above and (iv) the purchase or exercise price or any performance objective with respect to any Award; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number. Notwithstanding the foregoing, the foregoing adjustments shall be made in compliance with: (i) Sections 422 and 424 of the Code with respect to ISOs; (ii) Section 162(m) of the Code with respect to Performance Share Awards unless specifically determined otherwise by the Committee; (iii) Section 409A of the Code, to the extent the Committee determines it is necessary to avoid its application or avoid adverse tax consequences thereunder.

ARTICLE 4

PARTICIPANTs

4.1 Eligibility.    Officers, all other regular active employees of the Company or any of its Affiliates, Eligible Directors and consultants to the Company or any of its Affiliates are eligible to participate in this Plan. The Plan participants shall be selected from time to time by the Committee in its sole discretion, or, with respect to employees other than executive officers or participants who are “covered employees” as defined in Section 162(m) of the Code, by the Chief Executive Officer in his sole discretion with proper delegation from the Committee.

ARTICLE 5

STOCK OPTION AWARDS

5.1 Option Grant.    Each Stock Option granted under this Plan (or delegation of authority to the Chief Executive Officer to grant Stock Options) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Plan participant.

5.2 Terms and Conditions of Grants.    Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and/or with respect to the Shares acquired upon exercise, not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Exercise Price.    The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee which provides a floor not less than Fair Market Value as of the Date of Grant. Except as otherwise provided in

Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares as of the Date of Grant.

(b) Option Term.    Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(c) Vesting.    Stock Options, or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant. If the Committee provides that any Stock Option becomes Vested over a period of time, in full or in installments, the Committee may waive or accelerate such Vesting provisions at any time.

(d) Method of Exercise.    Vested portions of any Stock Option may be exercised in whole or in part at any time during the option term by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any required tax withholding pursuant to Section 16.3 hereof. The Exercise Price may be paid:

(i) in cash;

(ii) by tendering (by either actual delivery of Shares or by attestation) previously-owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including Restricted Shares;

(iii) by a combination of cash and Shares;

(iv) by authorizing a broker to sell, on behalf of the participant, the appropriate number of Shares otherwise issuable to the participant upon the exercise of a Stock Option with the proceeds of sale applied to pay the Exercise Price and tax withholding; or

(v) by another method permitted by law which assures full and immediate payment of the Exercise Price.

The Committee may prohibit any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company.

If the Exercise Price of a NQSO is paid by tendering Restricted Shares, then the Shares received upon the exercise will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee’s sole discretion, required tax withholding may be paid only by cash, through a same day sale transaction or by withholding Shares.

(e) Issuance of Shares.    The Company will issue or cause to be issued such Shares promptly upon exercise of the Option. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

(f) Form.    Unless the grant of a Stock Option is designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are also subject to the terms and conditions stated in Article 6 hereof.

(g) Special Limitations on Stock Option Awards.    Unless an Award agreement approved by the Committee provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and all Stock Option Awards shall be construed and administered accordingly.

5.3 Termination of Grants Prior to Expiration.    Unless otherwise provided in an employment or other agreement entered into between the optionee and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise specified at or after the time of grant, and subject to Article 6 hereof with respect to ISOs, the following early termination provisions apply to all Stock Options:

(a) Termination by Death.    If an optionee’s employment or directorship with the Company or its Affiliates terminates by reason of his or her death, all Stock Options held by such optionee will immediately become Vested, but thereafter may only be exercised (by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution) for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such death, or until the expiration of the original term of the Stock Option, whichever period is the shorter.

(b) Termination by Reason of Disability.    If an optionee’s employment or directorship with the Company or its Affiliates terminates by reason of his or her Disability, all Stock Options held by such optionee will immediately become Vested, but thereafter may only be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such termination of employment (or of directorship, if applicable), or until the expiration of the original term of the Stock Option, whichever period is the shorter. If the optionee dies within such one-year period (or such other period as applicable), any unexercised Stock Option held by such optionee will thereafter be exercisable by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the one-year period (or other period as applicable) or for a period of twelve months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its original stated expiration date.

(c) Termination by Reason of Retirement.    If an optionee’s employment or directorship with the Company or its Affiliates terminates by reason of his or her Retirement, all Stock Options held by such optionee immediately become Vested but thereafter may only be exercised for a period of two years (or such other period as the Committee may specify at or after the time of grant) from the date of such Retirement, or until the expiration of the original term of the Stock Option, whichever period is the shorter. If the optionee dies within such two-year period (or such other period as applicable), any unexercised Stock Option held by such optionee will thereafter be exercisable by the legal representative of the optionee’s estate, or by the legatee or heir of the optionee pursuant to a will or the laws of descent and distribution, for the greater of the remainder of the two-year period (or such other period as applicable) or for a period of twelve months from the date of such death, but in no event shall any portion of the Stock Option be exercisable after its original stated expiration date.

(d) Other Termination.    If an optionee’s employment or directorship with the Company or its Affiliates terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or for Cause, any Vested portions of Stock Options held by such optionee at the time of termination may be exercised by the optionee for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the date of such termination or until the expiration of the original term of the Stock Option, whichever period is the shorter. No portion of any Stock Option which is not Vested at the time of such termination will thereafter become Vested.

ARTICLE 6

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

6.1 Eligibility.    Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company or of an Affiliate, provided that the Affiliate is a Parent or Subsidiary.

6.2 Special ISO Rules.

(a) Exercise Price.    The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee which provides a floor not less than Fair Market Value as of the Date of Grant. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares as of the Date of Grant.

(b) Term.    No ISO may be exercisable on or after the tenth anniversary of the Date of Grant, and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan. (See Section 17.1 hereof.)

(c) Ten Percent Shareholder.    No grantee may receive an ISO under this Plan if such grantee, at the time the Award is granted, owns (after application of the rules contained in Section 424(d) of the Code) equity securities possessing more than 10% of the total combined voting power of all classes of equity securities of the Company, its Parent or any Subsidiary, unless (i) the option price for such ISO is at least 110% of the Fair Market Value of the Shares as of the Date of Grant and (ii) such ISO is not exercisable on or after the fifth anniversary of the Date of Grant.

(d) Limitation on Grants.    The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (under this Plan or any other plan adopted by the Company or its Parent or its Subsidiary) shall not exceed $100,000. If such aggregate fair market value shall exceed $100,000, such number of ISOs as shall have an aggregate fair market value equal to the amount in excess of $100,000 shall be treated as NQSOs.

(e) Non-Transferability.    Notwithstanding any other provision herein to the contrary, no ISO granted hereunder (and, if applicable, related Stock Appreciation Right) may be transferred except by will or by the laws of descent and distribution, nor may such ISO (or related Stock Appreciation Right) be exercisable during a grantee’s lifetime other than by him (or his guardian or legal representative to the extent permitted by applicable law).

(f) Termination of Employment.    No ISO may be exercised more than three months following termination of employment for any reason (including retirement) other than death or disability, nor more than one year following termination of employment for the reason of death or disability (as defined in Section 422 of the Code), or such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment with the Company, a Parent or a Subsidiary.

(g) Fair Market Value.    For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code.

6.3 Subject to Code Amendments.    The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 or any successor provisions. Any ISO which fails to comply with Section 422 of the Code is automatically treated as a NQSO appropriately granted under this Plan provided it otherwise meets the Plan’s requirements for NQSOs.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 SAR Grant and Agreement.    Stock Appreciation Rights may be granted under this Plan, either independently or in conjunction with the grant of a Stock Option. Each SAR granted under this Plan (or delegation of authority to the Chief Executive Officer to grant SARs) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Plan participant.

7.2 SARs Granted in Conjunction with Option.    Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under this Plan, either at the same time or after the grant of the Stock Option, and will be subject to the following terms and conditions:

(a) Term.    Each Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option or portion thereof terminates and is no longer exercisable upon the termination or exercise of the related Stock Option, or applicable portion thereof.

(b) Exercisability.    A Stock Appreciation Right is exercisable only at such time or times and to the extent that the Stock Option to which it relates is Vested and exercisable in accordance with the provisions of Article 5 hereof or otherwise as the Committee may determine at or after the time of grant.

(c) Method of Exercise.    A Stock Appreciation Right may be exercised by the surrender of the applicable portion of the related Stock Option. Stock Options which have been so surrendered, in whole or in part, are no longer exercisable to the extent the related Stock Appreciation Rights have been exercised and are deemed to have been exercised for the purpose of the limitation set forth in Article 3 hereof on the number of Shares to be issued under this Plan, but only to the extent of the number of Shares actually issued under the Stock Appreciation Right at the time of exercise. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements pursuant to Section 16.3, the holder of the Stock Appreciation Right is entitled to receive up to, but not more than, an amount in cash or Shares equal in value to the excess of the Fair Market Value of one Share over the Exercise Price per Share specified in the related Stock Option, multiplied by the number of Shares in respect of which the Stock Appreciation Right is exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Exercise Price per Share of the related Stock Option does not exceed the Fair Market Value of one Share, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.3 Independent SARs.    Stock Appreciation Rights may be granted without related Stock Options, and independent Stock Appreciation Rights will be subject to the following terms and conditions:

(a) Term.    Any unexercised portion of an independent Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(b) Exercisability.    A Stock Appreciation Right is exercisable, in whole or in part, at such time or times as determined by the Committee at or after the time of grant.

(c) Method of Exercise.    A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements pursuant to Section 16.3, the holder of the Stock Appreciation Right is entitled to receive an amount in cash or Shares equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Fair Market Value of a Share on the Date of Grant multiplied by the number of Stock Appreciation Rights being exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Fair Market Value of a Share on the Date of Grant, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

(d) Early Termination Prior to Expiration.    Unless otherwise provided in an employment or other agreement entered into between the holder of the Stock Appreciation Right and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise specified at or after the Date of Grant, the early termination provisions set forth in Section 5.3 as applied to Non-Qualified Stock Options will apply to independent Stock Appreciation Rights.

7.4 Other Terms and Conditions of SAR Grants.    Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan and any operative employment or other agreement, as are determined from time to time by the Committee.

7.5 Special Limitations on SAR Awards.    Unless an Award agreement approved by the Committee provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8

RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS

8.1 Restricted Share Grants and Agreements.    Restricted Share Awards consist of Shares which are issued by the Company to a participant at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value but which are subject to forfeiture and restrictions on their sale or other transfer by the participant. Each Restricted Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Restricted Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Plan participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Section 3.2 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Restricted Shares, the participant agrees to remit to the Company when due any required tax withholding as provided in Section 16.3 hereof.

8.2 Terms and Conditions of Restricted Share Grants.    Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price.    The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such Shares at the Date of Grant.

(b) Restrictions.    All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments, at the time of the death, Disability or Retirement of the holder of such shares, or otherwise, but subject to the Change in Control provisions in Article 12);

(ii) a requirement that the participant forfeit such Restricted Shares in the event of termination of the participant’s employment or directorship with the Company or its Affiliates prior to Vesting;

(iii) a prohibition against employment or retention of the participant by any competitor of the Company or its Affiliates, or against dissemination by the participant of any secret or confidential information belonging to the Company or an Affiliate; and

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of The Nasdaq Stock Market or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws.

(v) such additional restrictions as are required to avoid adverse tax consequences under Code Section 409A.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. However, if the Committee determines that restrictions lapse upon the attainment of specified performance objectives, then the provisions of Sections 9.2 and 9.3 will apply (including, but not limited to, the enumerated performance objectives). If the written agreement governing an award provides that such Award is intended to be “performance-based compensation,” the provisions of Section 9.4(d) will also apply.

(c) Delivery of Shares.    Restricted Shares will be registered in the name of the participant and deposited, together with a Stock Power, with the Company. Each such certificate will bear a legend in substantially the following form:

“The transferability of this certificate and the Common Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Olympic Steel, Inc. 2007 Omnibus Incentive Plan of the Company, and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”

At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, such Shares will be delivered free of all restrictions (except for any pursuant to Section 15.2 hereof) to the participant and with the foregoing legend removed.

(d) Forfeiture of Shares.    If a participant who holds Restricted Shares fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Shares prior to the lapse, satisfaction or waiver of such restrictions and conditions, except as may otherwise be determined by the Committee, the participant shall forfeit the Shares and transfer them back to the Company in exchange for a refund of any consideration paid by the participant or such other amount which may be specifically set forth in the Award agreement. A participant shall execute and deliver to the Company one or more Stock Powers with respect to Restricted Shares granted to such participant.

(e) Voting and Other Rights.    Except to the extent prohibited by Section 162(m) of the Code and the terms of the applicable Restricted Share Agreement, during any period in which Restricted Shares are subject to forfeiture and restrictions on transfer, the participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive any dividends paid with respect to such Shares.

8.3 Restricted Share Unit Awards and Agreements.    Restricted Share Unit Awards consist of Shares that will be issued to a participant at a future time or times at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value if continued employment, continued directorship and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Restricted Share Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and the Plan participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Section 3.2 hereof) are to be determined by the Committee in its sole discretion. By accepting a Restricted Share Unit Award, the participant agrees to remit to the Company when due any required tax withholding as provided in Section 16.3 hereof.

8.4 Terms and Conditions of Restricted Share Unit Awards.    Restricted Share Unit Awards are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a) Purchase Price.    The Committee shall determine the prices, if any, at which Shares are to be issued to a participant after Vesting of Restricted Stock Units, which may vary from time to time and among participants and which may be below the Fair Market Value of Shares at the Date of Grant.

(b) Restrictions.    All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i) a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;

(ii) a requirement that the participant forfeit such Restricted Share Unit in the event of termination of the participant’s employment or directorship with the Company or its Affiliates prior to Vesting;

(iii) a prohibition against employment of the participant by, or provision of services by the participant to, any competitor of the Company or its Affiliates, or against dissemination by the participant of any secret or confidential information belonging to the Company or an Affiliate; and

(iv) any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of The Nasdaq Stock Market or any other stock exchange or transaction reporting system upon which the Common Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws.

(v) such additional restrictions as are required in order to avoid adverse tax consequences under Code Section 409A.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c) Performance-Based Restrictions.    The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 9.2 and 9.3 will apply (including, but not limited to, the enumerated performance objectives). If the written agreement governing an Award provides that such Award is intended to be “performance-based compensation,” the provisions of Section 9.4(d) will also apply.

(d) Voting and Other Rights.    A participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such units. Such participant shall have no rights of a Shareholder with respect to such units; provided that Restricted Share Units may provide for the payment of dividends or dividend equivalents if so provided in the written agreement governing such units.

(e) Lapse of Restrictions.    If a participant who holds Restricted Share Units satisfies the restrictions and other conditions relating to the Restricted Share Units prior to the lapse or waiver of such restrictions and conditions, the Restricted Share Units shall be converted to, or replaced with, Shares which are free of all restrictions except for any restrictions required pursuant to Section 15.2 hereof. Notwithstanding the foregoing, the Committee may, in lieu of the conversion and distribution of the Restricted Share Units, establish procedures to permit deferral of Restricted Stock Units of one or more participants who are highly compensated employees or members of a select group of management in accordance with the terms of a deferred compensation plan sponsored by the Company.

(f) Forfeiture of Restricted Share Units.    If a participant who holds Restricted Share Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Share Units prior to the lapse, satisfaction or waiver of such restrictions and conditions, except as may otherwise be determined by the Committee, the participant shall forfeit the Restricted Share Units.

(g) Termination.    Except to the extent otherwise provided for in an Award, a Restricted Stock Unit Award or unearned portion thereof will terminate without the issuance of Shares on the termination date specified on the Date of Grant or upon the termination of employment or directorship of the participant during the time period or periods specified by the Committee during which any performance objectives must be met (the “Performance Period”). With respect to Awards intended to be performance-based compensation (as described in Section 9.4(d)), distribution of the Shares shall not be made prior to attainment of the relevant performance objectives.

8.5 Time Vesting of Restricted Share and Restricted Share Unit Awards.    Restricted Shares or Restricted Share Units, or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant, subject to the restrictions on time Vesting set forth in this Section. If the Committee provides that any Restricted Shares or Restricted Share Unit Awards become Vested over time (with or without a performance component), the Committee may waive or accelerate such Vesting provisions at any time, subject to the restrictions on time Vesting set forth in this Section.

ARTICLE 9

PERFORMANCE SHARE AWARDS

9.1 Performance Share Awards and Agreements.    A Performance Share Award is a right to receive Shares in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan (or delegation of authority to the Chief Executive Officer to make Performance Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written agreement dated as of the Date of Grant and executed by the Company and by the Plan participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Section 3.2 hereof) are to be determined by the Committee in its discretion. By accepting a grant of Performance Shares, the participant agrees to remit to the Company when due any required tax withholding or payment of cash as provided in Section 16.3 hereof.

9.2 Performance Objectives.    At the time of grant of a Performance Share Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of Shares that will be distributed to the participant. The Committee also will specify the time period or periods (the “Performance Period”) during which the performance objectives must be met. The performance objectives and periods need not be the same for each participant nor for each Award. The Committee may use performance objectives based on one or more of the following targets: stock price, market share, sales, earnings per share, return on equity, return on invested capital, costs, earnings, capital adjusted pre-tax earnings (economic profit), earnings before income taxes, depreciation, and amortization, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, stockholders’ equity and cash flow. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

9.3 Adjustment of Performance Objectives.    The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share Awards if it determines that an adjustment would be consistent with the objectives of this Plan and taking into account the interests of the participants. Any such adjustments must comply with the requirements of Section 162(m) of the Code to the extent applicable unless the Committee indicates a contrary intention. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or stock.

9.4 Other Terms and Conditions.    Performance Share Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement as the Committee deems desirable:

(a) Delivery of Award.    As soon as practicable after the applicable Performance Period has ended, the participant will receive a distribution of the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the participant and will be free of all restrictions except for any pursuant to Section 15.2 hereof.

(b) Termination.    Except to the extent otherwise provided for in an Award, a Performance Share Award or portion thereof that has not been earned will terminate and be forfeited without the issuance of Shares on the termination date specified at the time of grant or upon the termination of employment or directorship of the participant during the Performance Period. With respect to Awards intended to be “performance-based compensation” (as described in Section 9.4(e)), distribution of the Shares shall not be made prior to attainment of the relevant performance objective.

(c) Voting and Other Rights.    Awards of Performance Shares do not provide the participant with voting rights or rights to dividends prior to the participant becoming the holder of record of Shares issued pursuant to an Award. Prior to the issuance of Shares, Performance Share Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.

(d) Performance-Based Compensation.    The Committee may designate Performance Share Awards as being “remuneration payable solely on account of the attainment of one or more performance goals” as described in Section 162(m)(4)(C) of the Code. Such Awards shall be automatically amended or modified to comply with amendments to Section 162 of the Code to the extent applicable, unless the Committee indicates a contrary intention.

9.5 Time Vesting of Performance Share Awards.    Performance Share Awards, or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant, subject to the restrictions on time Vesting set forth in this Section. If the Committee provides that any Performance Shares become Vested over time (accelerated by a performance component), the Committee may waive or accelerate such Vesting provisions at any time, subject to the restrictions on time Vesting set forth in this Section.

9.6 Special Limitations on Performance Share Awards.    Unless an Award agreement approved by the Committee provides otherwise, Performance Shares awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and all Performance Share Awards shall be construed and administered accordingly.

ARTICLE 10

CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

10.1 Grant of Cash-Based Awards.    Subject to the terms of the Plan, the Committee may, at any time and from time to time, grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine. The Committee may designate Cash-Based Awards to a participant as being “performance-based compensation” subject to Section 9.4(d).

10.2 Other Stock-Based Awards.    The Committee may grant other types of equity-based or equity-related Awards not otherwise described in this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to participants, or payment in cash or otherwise of amounts based on the value of Shares. The Committee may designate Other Stock-Based Awards to a participant as being “performance-based compensation” subject to Section 9.4(d).

10.3 Value of Cash-Based Awards and Other Stock-Based Awards.    Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance objectives in its sole discretion. If the Committee exercises its discretion to establish performance objectives, then Sections 9.2 and 9.3 will apply

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards.    Any payment with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares, as the Committee determines.

10.5 Termination of Employment.    The Committee shall determine the extent to which a participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the participant’s employment with, or provision of services to, the Company and Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for termination.

ARTICLE 11

TRANSFERS AND LEAVES OF ABSENCE

11.1 Transfer of Participant.    For purposes of this Plan, except as provided in Section 6.2(f) with respect to Incentive Stock Options, the transfer of a participant among the Company and its Affiliates is deemed not to be a termination of employment.

11.2 Effect of Leaves of Absence.    For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:

(a) a leave of absence, approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, if the period of such leave does not exceed 90 days;

(b) a leave of absence in excess of 90 days, approved in writing by the Company, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c) any other absence determined by the Committee in its discretion not to constitute a break in service.

ARTICLE 12

EFFECT OF CHANGE OF CONTROL

12.1 Change of Control Defined.    Change of Control. The words “Change of Control” shall mean, but not be limited to:

(a) the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company and/or any affiliate thereof) for all or part of the Company’s Common Shares of any class or any securities convertible into such Common Shares and the Participant has elected not to tender or exchange his Common Shares;

(b) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the “beneficial owner” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the Company’s Common Shares calculated as provided in paragraph (d) of said Rule 13d-3;

(c) the date of approval by shareholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;

(d) the date of approval by shareholders of the Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

(e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or

(f) the date (the “Measurement Date”) on which the individuals who at the beginning of a two consecutive year period ending on the Measurement Date, cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election by the Company’s shareholders, of each new Director during such two-year period was approved by an affirmative vote of the Directors (including any Participant) then still in office who were Directors at the beginning of said two-year period.

Notwithstanding the foregoing, (i) if any person’s ownership interest in the Company increases to 20% or more, solely as a result of the Company’s repurchase of its shares, or (ii) Michael D. Siegal increases his ownership interest to 20% or more, such ownership shall not be considered a Change of Control for purposes of subparagraph (b) above.

12.2 Acceleration of Award.    Except as otherwise provided in this Plan or an Award agreement, immediately upon the occurrence of a Change of Control:

(a) all outstanding Stock Options automatically become fully exercisable;

(b) all Restricted Share Awards automatically become fully Vested;

(c) all Restricted Share Unit Awards automatically become fully Vested (or, if such Restricted Share Unit Awards are subject to performance-based restrictions, shall become Vested on a prorated basis as described in Section 12.2(d)) and, to the extent Vested, convertible to Shares at the election of the holder;

(d) all participants holding Performance Share Awards become entitled to receive a partial payout in an amount which is the number of Shares which would have been earned by the participant if 100% of the performance objectives for the current Performance Period had been achieved prorated based on the ratio of the number of months of active employment in the Performance Period to the total number of months in the Performance Period; and

(e) Stock Appreciation Rights automatically become fully Vested and fully exercisable.

(f) all participants holding Cash-Based Awards become entitled to a payout of such amounts.

(g) Other Stock-Based Awards automatically become fully Vested.

Notwithstanding the foregoing, in no event shall the occurrence of a Change in Control accelerate the payment under any Award (which is not exempt from the requirements of Section 409A of the Code) unless such payment is either on account of the acceleration of vesting or a Change in Control which also satisfies a change in control event as defined in Treasury Regulation Section 1.409A-3(i)(5).

ARTICLE 13

TRANSFERABILITY OF AWARDS

13.1 Awards Are Non-Transferable.    Except as provided in Sections 13.2 and 13.3, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.

13.2 Inter-Vivos Exercise of Awards.    During a participant’s lifetime, Awards are exercisable only by the participant or, as permitted by applicable law and notwithstanding Section 13.1 to the contrary, the participant’s guardian or other legal representative.

13.3 Limited Transferability of Certain Awards.    The Committee, in its discretion, may allow at or after the time of grant the transferability of Awards which are Vested, provided that the permitted transfer is made (a) pursuant to a QDRO or other applicable domestic relations order to the extent permitted by law; (b) if the Award is an Incentive Stock Option, the transfer is consistent with Section 422 of the Code; (c) to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing or which is otherwise determined by the Committee to be in the interests of the Company; or (d) by the participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members. “Immediate Family Members” means the participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 14

AMENDMENT AND DISCONTINUATION

14.1 Amendment or Discontinuation of this Plan.    The Board of Directors or the Committee may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made which would materially and adversely affect the rights of a participant under any Award granted prior to the date such action is adopted by the Board of Directors or the Committee without the participant’s written consent thereto.

14.2 Amendment of Grants.    The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options with an Exercise Price less than 100% of the Fair Market Value of the Common Shares on the Date of Grant) or would materially and adversely affect the rights of any holder without his or her written consent.

14.3 Effect of Non-Approval of this Plan.    This Plan shall cease to be operative if it is not approved by a majority of the outstanding Shares present (in person, telephonically, electronically, by proxy or its equivalent or as otherwise permitted by the Company’s governing documents) and entitled to vote on the approval of this Plan at a meeting of Shareholders of the Company. In the event of such a cessation, any Awards under the Plan shall be revoked and this Plan shall be deemed null and void ab initio. In the event of such a cessation, the Company, the Board of Directors and the Committee shall not be liable for any such Awards under this Plan.

ARTICLE 15

SHARE CERTIFICATES

15.1 Delivery of Share Certificates.    The Company is not required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a) payment in full for the Shares and for any required tax withholding (See Section 16.3 hereof);

(b) completion of any registration or other qualification of such Shares under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body which the Committee in its discretion deems necessary or advisable;

(c) admission of such Shares to listing on The Nasdaq Stock Market or any stock exchange on which the Shares are listed;

(d) in the event the Shares are not registered under the Securities Act of 1933, qualification as a private placement under said Act;

(e) obtaining of any approval or other clearance from any Federal or state governmental agency which the Committee in its discretion determines to be necessary or advisable; and

(f) the Committee is fully satisfied that the issuance and delivery of Shares under this Plan is in compliance with applicable Federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.

15.2 Applicable Restrictions on Shares.    Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of The Nasdaq Stock Market or any stock exchange upon which the Shares are then-listed, and any other applicable Federal or state law and will include any restrictive legends the Committee may deem appropriate to include.

15.3 Book Entry.    In lieu of the issuance of stock certificates evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 16

GENERAL PROVISIONS

16.1 No Implied Rights to Awards, Employment or Directorship.    No potential participant has any claim or right to be granted an Award under this Plan, and there is no obligation of uniformity of treatment of participants under this Plan. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment or continued directorship with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award agreement.

16.2 Other Compensation Plans.    Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

16.3 Withholding.    Each participant must, no later than the date as of which the value of an Award first becomes includible in the gross income of the participant for income tax purposes, pay, in cash, to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law or other amounts to be withheld with respect to the Award. Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares or sell Shares on the open market having a Fair Market Value on the date the withholding amount is to be determined in an amount not to exceed the total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The obligations of the Company under this Plan are conditioned on such payment, and the Company, to the extent permitted by law, has the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to a participant, with or without such participant’s consent.

16.4 Rule 16b-3 Compliance.    The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act, as such rule may be amended from time to time. All transactions involving any participant subject to Section 16(a) shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such participants.

16.5 Code Section 162(m) Compliance.    The Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to “performance-based compensation.” Unless the Committee shall otherwise determine, all transactions involving any participant the deductibility of whose compensation is subject to Section 162(m) of the Code shall be subject to such requirements, regardless of whether such requirements are expressly set forth in this Plan. Unless the Committee shall otherwise determine, any provision of this Plan that is contrary to such requirements does not apply to such participants.

16.6 Successors.    All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

16.7 Severability.    In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

16.8 Governing Law.    To the extent not preempted by Federal law, this Plan and all Award agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Ohio. This Plan is not intended to be governed by ERISA and shall be so construed and administered.

16.9 Termination of Employment.    All references to “termination of employment” or forms and derivations thereof shall refer to events which constitute a “separation from service” as defined in Treasury Regulation §1.409A-1(h) and generally means:

(a) Employee.    If the participant is an employee, the employee’s separation from service with the Company and all members of the controlled group, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the employee’s right to reemployment is provided either by statute or by contract). “Separation from service” also means the permanent decrease in the employee’s service for the Company and all controlled group members to a level that is no more than 20% of its prior level. For this purpose, whether a “separation from service” has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the employee after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the employee has been providing services less than 36 months).

(b) Director.    If the participant is a Director, the expiration of his position as a Director and of all contracts under which services are performed for the Company and all members of the controlled group and the expiration is a good-faith and complete termination of the contractual relationship.

16.10 Section 409A.    It is intended that the Awards provided under this Plan shall either be exempt from application of, or comply with, the requirements of final regulations under Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and neither the Company nor the Committee shall take any action that would be inconsistent with such intent and the Company shall make payments or delivery under Awards in such time and manner as the Company or Committee determines would minimize or reduce the risk of adverse taxation under Section 409A of the Code. In the event that the Company or Committee reasonably determines that the payment under any Award under this Plan may be subject to taxation under Section 409A of the Code, the Committee or Board of Directors, shall have the authority to adopt, prospectively or retroactively, such amendments to this Plan or to take any other actions it determines necessary or appropriate to (a) exempt the payment under any Award under this Plan from Section 409A of the Code or (b) comply with the requirements of Section 409A of the Code. In no event, however, shall this Section or any other provision of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax consequences to any participant (or his or her beneficiary) resulting from the terms or operation of this Plan. For purposes of Section 409A of the Code, any multiple payments made pursuant to an Award under this Plan are intended to constitute the right to a series of separate payments or benefits.

16.11 Six Month Delay.    Notwithstanding any other provision of this Plan or any Award agreement, and solely to the extent that any payment under an Award issued pursuant to this Plan is not exempt from the requirements of Section 409A, if the participant is a ‘key employee’ (as defined under Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof) on the date of a separation from service, and the Employer’s stock is publicly traded on an established securities market or otherwise, all payments under an Award issued pursuant to this Plan that would otherwise be paid or provided during the first six (6) months following such separation from service (other than payments exempted under Section 409A) shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code, in effect on the date of the separation from service) within thirty (30) days following the six (6) month anniversary of such separation from service. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of death of the participant prior to the end of the six (6) month period but in no event later than ninety (90) days following the date of death. Any provision or provisions in this Plan or any Award agreement that provide that such non-exempt payments are to be made prior to the earlier of the expiration of the six-month delay period or death are of no effect and the Award agreement shall be construed and enforced as if such provision had not been included.

16.12 No Change or Acceleration.    Notwithstanding any other provision of this Plan or any Award agreement, no date or form of payment under an Award which is not exempted from the requirements of Section 409A shall be changed unless such change is permitted by this Plan or such Award agreement and complies with Treasury Regulation Section 1.409A-2(b). In addition, no payment of any cash, Stock or other remuneration, which is deferred compensation under Section 409A of the Code and not exempted from the requirements of Section 409A, shall be accelerated unless such acceleration is permitted by this Plan or the Award agreement and complies with Treasury Regulation Section 1.409A-3(j).”

ARTICLE 17

EFFECTIVE DATES

17.1 Effective Date.    Subject to the approval of the Shareholders of the Company at the Annual Meeting of Shareholders held in 2007, the effective date of this Olympic Steel, Inc. 2007 Omnibus Incentive Plan is the date of its adoption by the Board of Directors on February 10, 2007.

Regardless of whether you plan to attend the Annual Meeting

of Shareholders, you can be sure your shares are

represented at the meeting by promptly returning

your proxy in the enclosed envelope.

 WO#

18913

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS 1, 2, 3 AND 4.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please mark your votes as	☒
indicated in this example

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

1.	Election of three Directors	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT AS INDICATED
Nominees:
	01 David A. Wolfort 02 Ralph M. Della Ratta 03 Dirk A. Kempthorne 04 Howard L. Goldstein	☐	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as auditors.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

3.	Approval, on an advisory basis, of Olympic Steel, Inc’s named executive officer compensation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

4.	Reapproval of the material terms for performance- based awards for Section 162(m) purposes under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan.	☐	☐	☐

5.	Transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ___________________________________________ Signature ___________________________________________ Date _______

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

Proxy	Proxy

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2012

This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on May 3, 2012, and at any adjournment, MICHAEL D. SIEGAL and DAVID A. WOLFORT, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign, date and return this proxy card. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election as Directors of all of the nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgement on any other matters that may properly come before the Annual Meeting and any adjournments thereof.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be signed on reverse side)	WO# 18913

RESTRICTED AREA - SIGNATURE LINE

PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE: DATE: (THIS BOXED AREA DOES NOT PRINT)